UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.
555 IH-35 South, Suite 500	PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
New Braunfels, Texas 78130

[            ], 2023

Dear Fellow Rush Shareholders:

You are invited to attend our 2023 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on [          ], [    ]  [   ], 2023, at [          ], local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

2022 was another record-setting year for us, as our financial results mark the successful achievement of our previously announced strategic financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales. An overall healthy economy and continued supply constraints led to strong demand for new heavy-duty vehicles. There was also pent-up demand for medium-duty trucks, due to limited production over the past few years. In addition, we experienced strong demand for aftermarket products and services through the year, and we capitalized on this demand by growing our technician workforce and team of aftermarket sales professionals to support large national fleets. All of these factors, as well as the full-year inclusion into our financials of the 17 locations acquired from The Summit Truck Group in December 2021 and the consolidation of Rush Truck Centres of Canada Limited’s 15 locations as of May 2022, contributed to a significant increase in market share for new heavy-duty vehicles, year-over-year growth for medium-duty trucks and aftermarket revenue growth of 32.3% over 2021.

Though supply chain issues continue to impact our industry, parts availability has improved significantly, and new commercial vehicle production has begun to normalize. We remain committed to adding technicians and aftermarket sales representatives to our organization, which we believe will further our strategic initiatives by enhancing support for our national accounts. Further, we believe the full integration of the dealerships acquired from The Summit Truck Group and our dealerships in Canada, which we completed at the end of 2022, will continue to have a positive impact on our financial performance going forward.

At the Annual Meeting, we will ask you to: (a) elect our Board of Directors; (b) approve the amendment and restatement of our 2007 Long-Term Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, extend the term of the plan to May 16, 2033 and make certain other changes; (c) approve the amendment and restatement of our 2004 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares; (d) approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000; (e) approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000; (f) conduct an advisory vote to approve executive compensation; (g) conduct an advisory vote on the frequency of future advisory votes on executive compensation; and (h) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush
President, Chief Executive Officer and
Chairman of the Board

Rush Enterprises, Inc.

Notice of 2023 Annual Meeting of Shareholders

Date:	[ ], 2023

Time:	[ ], local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Items of Business:	●	To elect seven directors from among the nominees described in this proxy statement;

●

To approve the amendment and restatement of our 2007 Long-Term Incentive Plan to (a) increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, (b) increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, (c) extend the term of the plan to May 16, 2033 and (d) make certain other changes;

	●	To approve the amendment and restatement of our 2004 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares;

	●	To approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000;

	●	To approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000;

	●	To conduct an advisory vote to approve executive compensation;

	●	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

	●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023; and

	●	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	March 24, 2023. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card, or voting by telephone of the Internet, will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

By Order of the Board of Directors,

Michael Goldstone
Senior Vice President, General Counsel and
Corporate Secretary
New Braunfels, Texas
[ ], 2023

YOUR VOTE IS IMPORTANT!

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on [           ], 2023

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2022 Annual Report, the Proxy Statement and any other additional soliciting materials, are first being distributed or made available, as the case may be, beginning on or about [          ], 2023, and are available free of charge at http://materials.proxyvote.com.

Proxy Summary	1
General Information Regarding the Annual Meeting	4
Proposals	11
Proposal 1: Election of Directors	11
Proposal 2: Approval of the Amendment and Restatement of the 2007 Long-Term Incentive Plan	17
Proposal 3: Approval of the Amendment and Restatement of the 2004 Employee Stock Purchase Plan	30
Proposal 4: Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to Increase the Number of Authorized Shares of Class A Common Stock from 60,000,000 to 105,000	35
Proposal 5: Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to Increase the Number of Authorized Shares of Class B Common Stock from 20,000,000 to 35,000,000	37
Proposal 6: Advisory Vote to Approve Executive Compensation	39
Proposal 7: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	40
Proposal 8: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	41
Company Information	42
The Board’s Committees and Their Functions	44
Director Independence Determinations	44
Board Leadership Structure	44
Communications with Directors	45
Corporate Governance Documents	45
Nomination of Candidates for Director	45
Policies Affecting Members of the Board of Directors	46
Meetings of the Board of Directors	47
Board’s Role in Risk Oversight	47
Corporate Responsibility – Environmental, Social and Governance Matters	47
Risk-Related Compensation Policies and Practices	47
Executive Officers	48
Beneficial Ownership of the Company’s Securities	50
Compensation Discussion and Analysis	54
Executive Compensation	68
2022 Summary Compensation Table	68
2022 Grants of Plan-Based Awards Table	70
2022 Outstanding Equity Awards at Fiscal Year-End Table	71
2022 Option Exercises and Stock Vested Table	72
2022 Equity Compensation Plan Information	73

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information and Proxy Mailing Date

Date and Time:	[ ], 2023 at [ ] (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	March 24, 2023

Mailing Date:	[ ], 2023

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the seven director nominees (page 11)	FOR each director nominee

Approve the amendment and restatement of our 2007 Long-Term Incentive Plan to (a) increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, (b) increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, (c) extend the term of the plan to May 16, 2033 and (d) make certain other changes (page 17)

FOR
Approve the amendment and restatement of our 2004 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares (page 30)	FOR

Approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000 (page 35)

FOR
Approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000 (page 37)	FOR
Conduct an advisory vote to approve executive compensation (page 39)	FOR
Conduct an advisory vote on the frequency of future advisory votes on executive compensation (page 40)	EVERY THREE YEARS
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023 (page 41)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	Majority vote standard in all uncontested director elections and all other shareholder proposals;

●	Six out of seven directors are independent;

●	Clawback policy;

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually. The Board of Directors adopted a majority voting standard for uncontested elections. In contested elections, director nominees will be elected based on a plurality standard that is determined by which nominees receive the highest number of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	NGC
W.M. “Rusty” Rush	64	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	● Truck Industry ● Leadership
Thomas A. Akin	68	2004	Partner, ADKF, P.C. (formerly known as Akin, Doherty, Klein & Feuge, P.C. )	● Accounting ● Finance ● Leadership	X	C	X
Raymond J. Chess	65	2014	Former Global Vehicle Line Executive, General Motors Co.	● Truck Industry ● Leadership	X		X	X
William H. Cary	63	2015	Former President, C.O.O. and director, GE Capital	● Finance ● Leadership	X	X	C
Dr. Kennon H. Guglielmo	56	2015	President and C.E.O. of Genisys Controls, LLC, parent company of EControls and FW Murphy Production Controls	● Technology ● Leadership	X	X		C
Elaine Mendoza	57	2019	President and C.E.O. of Conceptual MindWorks, Inc.	● Technology ● Leadership	X	X		X
Troy A. Clarke	67	2021	Former President, C.E.O. and Chairman of Navistar, Inc.	● Truck Industry ● Leadership	X		X	X

AC                  Audit Committee

CC                  Compensation Committee

NGC               Nominating and Governance Committee

C                    Chairman

2022 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023.

In 2022, we achieved record-high revenues of $7.1 billion and record-high net income of $369.1 million, or $6.51 per diluted share, excluding one-time gains of $22.3 million associated with our joint venture with Cummins and the acquisition of an additional 30% equity interest in RTC of Canada Limited (“RTC Canada”). Our financial results mark the successful achievement of our previously announced strategic financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales and demonstrate our ability to execute on our strategy. Our annual absorption ratio was 136.6%. We returned a total of $138.3 million of capital to our shareholders in 2022 in the form of quarterly cash dividend payments totaling $44.6 million and common stock repurchases totaling $93.7 million. Our total return of capital to shareholders in 2022 was approximately 80% more than what was returned in 2021 and included a dividend increase of approximately 10%, our fourth annual dividend increase in a row. We are proud of our record high revenues and profitability in 2022, especially given that we were working within the confines of truck allocation and parts supply constraints. We remain dedicated to returning value to shareholders through earnings growth, quarterly dividends and our stock repurchase program while keeping our balance sheet and cash position strong and continuing to invest in our company’s future.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

 ☑Tie a Significant Portion of Pay to Performance

 ☑Retain an Independent Compensation Consultant

 ☑Utilize Stock Ownership Guidelines

 ☑Have Double-Trigger Severance Arrangements

 ☑Mitigate Inappropriate Risk-Taking

 ☑Prohibit Hedging and Preapproval Required for Pledging of Company Stock

 ☑Ensure certain Incentive Compensation is Subject to a Clawback Policy

☒Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011 ☒Permit Liberal Recycling of Shares ☒Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	https://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. on behalf of its Board of Directors for the 2023 Annual Meeting of Shareholders.

When and where is the Annual Meeting?

The Annual Meeting will be held on [     ], 2023, at [     ], local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2023 Annual Meeting of Shareholders.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza and Troy A. Clarke as directors to hold office until the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●

Vote upon a proposal to approve the amendment and restatement of the Company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”) to (a) increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, (b) increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, (c) extend the term of the plan to May 16, 2033 and (d) make certain other changes;

●

Vote upon a proposal to approve the amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan (the “2004 ESPP”) to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares;

●

Vote upon a proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000;

●

Vote upon a proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000;

●	Conduct an advisory vote to approve executive compensation;

●	Conduct an advisory vote on the frequency of future advisory votes on executive compensation;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2023 fiscal year; and

●	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who is entitled to vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”), at the close of business on March 24, 2023, which is the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 42,225,762 shares of Class A Common Stock and 13,061,899 shares of Class B Common Stock entitled to be voted at the Annual Meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the Annual Meeting; provided, however, that with respect to the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000, the vote of the Class A Common Stock will also be counted separately as a class and thus, the holders of Class A Common Stock will be entitled to one vote per share with respect to this proposal as it relates to the class. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the difference between holding shares as a “Registered Owner” and as a “Beneficial Owner?”

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the seven director nominees (Proposal No. 1), the proposal to approve the amendment and restatement of the Company’s 2007 LTIP (Proposal No. 2), the proposal to approve the amendment and restatement of the Company's 2004 ESPP (Proposal No. 3), the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000 (Proposal No. 4), the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000 (Proposal No. 5), the advisory vote to approve executive compensation (Proposal No. 6) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 7) are considered non-routine matters. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on these proposals. Because brokers, banks and other nominees will not be able to vote on these proposals without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2023 fiscal year (Proposal No. 8) is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What shareholder approval is necessary for approval of the proposals?

●	Election of Directors

In an uncontested director election, a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. In the event that a director receives more “withheld” votes than “for” votes, that director must promptly tender a letter of resignation to the Board of Directors, at which point the Nominating and Governance Committee will recommend whether to accept or reject such resignation offer. In a contested director election, a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the seven director nominees receiving the highest number of votes in a contested director election will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Approval of the Amendment and Restatement of the Company’s 2007 LTIP

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required to approve the amendment and restatement of the Company’s 2007 LTIP to (a) increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, (b) increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, (c) extend the term of the plan to May 16, 2033 and (d) make certain other changes. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

●	Approval of the Amendment and Restatement of the Company’s 2004 ESPP

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

●	Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000

The affirmative vote of the holders of shares of Class A Common Stock having a majority of the votes entitled to vote on such matter, voting as a seperate class, is required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000. Abstentions and broker non-votes will have the same effect as a vote against the proposal with respect to the separate class vote.

In addition, the affirmative vote of the holders of the shares of Class A Common Stock and Class B Common Stock, taken together, having a majority of the votes entitled to vote on such matter, is also required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000. With respect to the aggregate vote of the shares of Class A Common Stock and Class B Common Stock, abstentions and broker non-votes will have the same effect as votes against this proposal.

●	Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000

The affirmative vote of the holders of shares of Class B Common Stock having a majority of the votes entitled to vote on such matter, voting as a seperate class, is required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000. Abstentions and broker non-votes will have the same effect as a vote against the proposal with respect to the separate class vote.

In addition, the affirmative vote of the holders of the shares of Class A Common Stock and Class B Common Stock, taken together having a majority of the votes entitled to vote on such matter, is also required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000. With respect to the aggregate vote of the shares of Class A Common Stock and Class B Common Stock, abstentions and broker non-votes will have the same effect as votes against this proposal.

●	Advisory Vote to Approve Executive Compensation

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required to approve the advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

This advisory say-on-pay vote is not binding on us, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

●	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

A plurality of the votes cast by the holders of shares entitled to vote on the frequency of future advisory votes on executive compensation will determine our shareholders’ preferred frequency for holding future say-on-pay advisory votes. Thus, the option receiving the greatest number of votes will be designated as our shareholders’ preferred frequency. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the advisory vote on the frequency of future say-on-pay advisory votes on compensation.

This advisory vote is not binding on us, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of conducting say-on-pay advisory votes.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2023 fiscal year. Abstentions will have the same effect as votes against this proposal.

How do I cast my vote?

If you are a registered owner of shares of our Common Stock on the Record Date (that is, if your shares are owned in your name and not beneficially owned), you may vote:

●	Via the Internet at www.proxyvote.com by 11:59 p.m. Eastern Time on [ ], 2023, for shares held directly;

●	By telephone (within the U.S. or Canada) toll free at 1-800-690-6903 by 11:59 p.m. Eastern Time on [ ], 2023, for shares held directly;

●	By mail, by completing, signing, dating and mailing the proxy card in the envelope provided if you receive paper materials; or

●	By attending the Annual Meeting and submitting your vote in person.

If you are a beneficial owner of our Common Stock on the Record Date (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the proxy will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

May I vote my shares in person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the Annual Meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the Annual Meeting, completed such legal proxy and timely presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non‑routine” matters. The proposals to: (a) elect the seven director nominees (Proposal No. 1); (b) approve the amendment and restatement of the Company’s 2007 LTIP (Proposal No. 2); (c) approve the amendment and restatement of the Company's 2004 ESPP (Proposal No. 3); (d) approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000 (Proposal No. 4); (e) approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000 (Proposal No. 5); (f) conduct an advisory vote to approve executive compensation (Proposal No. 6); and (g) conduct an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 7), are considered non-routine matters. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm (Proposal No. 8) is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Michael Goldstone, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted: (a) FOR the election of the director nominees; (b) FOR the proposal to approve the amendment and restatement of the Company’s 2007 LTIP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, extend the term of the plan to May 16, 2033 and make certain other changes; (c) FOR the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares; (d) FOR the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000; (e) FOR the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000; (f) FOR the approval of the advisory vote to approve executive compensation; (g) EVERY “THREE YEARS” as the frequency of advisory votes on executive compensation; (h) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2023 fiscal year; and (i) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by: (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone; or (c) attending the Annual Meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote: (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions; or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the Annual Meeting, by attending the Annual Meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expenses associated with this proxy statement, including the preparing, printing and mailing of the Notice, and for those shareholders who have requested paper copies of the proxy materials, the expenses associated with the printing and mailing of such materials. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

What other business will be presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the Annual Meeting. If any other matters should be properly brought before the Annual Meeting, the persons named as proxies, Steven L. Keller and Michael Goldstone, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

What are the deadlines to nominate directors or to propose other business for consideration at the 2024 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2024 Annual Meeting of Shareholders, the proposal: (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, on or before [         ], 2023; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws; and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2024 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, not later than the close of business on [         ], 2024 and not earlier than the close of business on [        ], 2024. In the event that the date of the 2024 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2023 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2024 Annual Meeting of Shareholders.

If a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, then in addition to satisfying the requirements of the Company’s Amended and Restated Bylaws, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at the Company’s executive offices no later than 60 calendar days prior to the one-year anniversary date of the 2023 Annual Meeting of Shareholders. If the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 calendar days from the anniversary of the 2023 Annual Meeting of Shareholders, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone.

Who will count the votes at the Annual Meeting?

Broadridge Financial Solutions, our independent proxy tabulator, will count the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the Inspector of Election at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The Company intends to publish final voting results of the Annual Meeting in a current report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What is “householding?”

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2022 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2022 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2022 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What do I need to do now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy as soon as possible by following the instructions provided above. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy to the Company, but fail to specify a voting choice, your shares will be voted: (a) FOR the approval of W.M. “Rusty” Rush, Thomas A. Akin, Raymond J. Chess, William H. Cary, Dr. Kennon H. Guglielmo, Elaine Mendoza and Troy A. Clarke as directors to hold office until the 2024 Annual Meeting of Shareholders; (b) FOR the proposal to approve the amendment and restatement of the Company’s 2007 LTIP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 1,200,000 shares, increase the number of shares of Class B Common Stock authorized for issuance thereunder by 1,200,000 shares, extend the term of the plan to May 16, 2033 and make certain other changes; (c) FOR the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 400,000 shares; (d) FOR the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000; (e) FOR the proposal to approve the Certificate of Amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000; (f) FOR the approval of the advisory vote to approve executive compensation; (g) EVERY “THREE YEARS” as the frequency of advisory votes on executive compensation; (h)  FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2023 fiscal year; and (i) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or our 2022 Annual Report, or if you need directions to or special assistance at the Annual Meeting, please call Michael Goldstone toll free at (800) 973-7874. In addition, information regarding the Annual Meeting is available via the Company’s website at https://investor.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS DETAILED HEREIN AND VOTE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AND VOTE AS PROMPTLY AS POSSIBLE.

PROPOSALS

1.	Election of Directors

The Company’s Board of Directors currently consists of seven directors, one of whom serves as our Chairman, President and Chief Executive Officer and six of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Ms. Mendoza and Messrs. Akin, Chess, Cary, Dr. Guglielmo and Clarke are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.

The seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications:  W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 64

Director Since: 1996

Thomas A. Akin

Certified Public Accountant in the audit department of EY from 1976 until 1989; partner of the audit department of ADKF, P.C. (formerly known as Akin, Doherty, Klein & Feuge, P.C.), in San Antonio, Texas, since 1991 and co-managing partner and director from 1991 to 2020.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications:  Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 68

Director Since: 2004

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009, he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications:  Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: Chairman of the Board of Workhorse Group Inc.

Former Directorships: None

Age: 65

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until January 2015; he also served as a Senior Vice President of GE from November 2006 until January 2015; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world.

Qualifications:  Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE provides the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: Ally Financial Inc.

Former Directorships: Synchrony Financial; BRP Inc.

Age: 63

Director Since: January 2015

Dr. Kennon H. Guglielmo

CEO of Genisys Controls, LLC (“Genisys”) since December 2016. Genisys is a privately held company that owns a number of diversified global technology companies, including EControls, which focuses on complete engine control systems and Li-Ion battery technology for the industrial, construction, agriculture, and commercial vehicle markets, amongst other industrial solutions. Dr. Guglielmo was a director of Helios Technologies (NASDAQ: HLIO), formerly known as Sun Hydraulics Corporation (NASDAQ: SNHY) from June 2019 to June 2021, and was also Global Co-Lead of Electronic Controls for Helios from December 2016 to March 2019.  Prior to 2016, Dr. Guglielmo was Co-CEO and CTO of Genisys, and President of EControls, LLC.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems and his entrepreneurial and business leadership experience provides the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: Helios Technologies, Inc.

Age: 56

Director Since: January 2015

Elaine Mendoza

President and CEO of Conceptual MindWorks, Inc. (CMI), a leading informatics company that specializes in providing health-related software, bioinformatics, biotechnology, scientific, and technical solutions to the public and private sectors, which she founded in 1990.

Ms. Mendoza also serves on the Board of Regents of the Texas A&M University System, where she has been a member since 2011; she was a director of HCSC, the largest customer-owned health insurer in the United States, from 2015 until 2020, where she served as a member and chair of the Audit Committee and as a member of both the Finance Committee and the Governance and Nominations Committee.

Qualifications: Ms. Mendoza’s demonstrated entrepreneurial success and leadership acumen, in addition to her expertise with respect to technology systems, provides the Board with valuable insight as the Company continues to evaluate and invest in both internal and customer-facing technology solutions in connection with its aftermarket strategic initiatives.

Current Directorships: None

Former Directorships: None

Age: 57

Director Since: October 2019

Troy A. Clarke

President, Chief Executive Officer and a member of the Board of Directors of Navistar International Corp. (“Navistar”) from April 2013 through July 2020; he served as Executive Chairman from July 2020 through July 2021. He was Chairman of the Board of Navistar from February 2017 through July 2021. Prior to his position as Chief Executive Officer and President, Mr. Clarke served as President and Chief Operating Officer of Navistar from August 2012 to April 2013, President of the Truck and Engine Group of Navistar from June 2012 to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012 and as Senior Vice President of Strategic Initiatives from 2010 to 2011.

Qualifications: Mr. Clarke’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the industry, including the potential for innovations in transportation companies that may shape the future of our business, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None.

Former Directorships: Navistar, Inc.

Age: 67

Director Since: October 2021

The following matrix provides information regarding the members and nominees of our Board of Directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it.  In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board of Directors.

As of [ ], 2023	Thomas A. Akin	William H. Cary	Raymond J. Chess	Troy A. Clarke	Kennon H. Guglielmo	Elaine Mendoza	W.M. "Rusty" Rush
Knowledge, Skills and Experience
Industry Experience			•	•	•		•
Executive Leadership or Management	•	•	•	•	•	•	•
Information Security/Cybersecurity				•	•	•
Financial or Audit	•	•		•		•	•
Innovation			•	•	•	•	•
Marketing		•
Risk Management		•			•	•	•
Institutional Knowledge	•						•
Strategy		•	•	•	•	•	•
HR or Training		•
Other Public Boards		•	•
Tenure and Independence
Tenure (years)	19	8	9	2	8	4	27
Independence	•	•	•	•	•	•
Demographics
Race/Ethnicity
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx						•
Native Hawaiian or Pacific Islander
White	•	•	•	•	•		•
Gender Identity
Male	•	•	•	•	•		•
Female						•
Age	68	63	65	67	56	57	64

Our Dual-Class Capital Structure and Certain Proxy Advisers’ Recommendations With Respect to the Vote to Elect our Board of Directors

In the fourth quarter of 2021, both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), proxy advisors in the U.S., announced new policies that penalize companies with multi-class capital structures that have unequal voting rights. Glass Lewis’s policies state that they will recommend “against” votes with respect to the chairman of the Nominating and Governance Committee of companies with such capital structures, while ISS’s policy will be to recommend “withhold” or “against” votes with respect to some or all directors of companies with such a capital structure. We have had a shareholder-approved dual-class capital structure with unequal voting rights since 2002. We believe that maintaining our multi-class structure serves a very important business purpose for us, and it was for this reason that our shareholders approved its creation after our initial public offering.

In considering our dual class capital structure, we believe it is important to note that a substantial portion of our revenue has historically been, and is presently, generated from our nationwide network of commercial vehicle dealerships. In particular, during 2022, the majority of our revenues resulted from sales of commercial vehicles purchased from Peterbilt and parts purchased from PACCAR Parts. Accordingly, maintaining the effectiveness of our critical dealer contracts, including our contracts with Peterbilt, is an important part of our business. Importantly, our contracts with Peterbilt require that certain persons (the “Dealer Principals”) own at least 22% of our voting stock (this percentage was reduced from 30% to the present level in 2012 by agreement with Peterbilt). This percentage ownership requirement presented challenges to becoming, and maintaining our status as, a public company; if we had only a single class of voting stock, the percentage ownership requirement would necessarily limit the percentage of our shares that could be owned by persons other than the Dealer Principals. Our dual-class, unequal voting structure allows us to address this challenge through the Dealer Principals’ ownership of Class B Common Stock (which has one vote per share) while still allowing broad economic participation by persons other than the Dealer Principals through such other persons’ ownership of our Class A Common Stock (which has 1/20 vote per share).

In addition to this sound business reason for creating and maintaining our dual-class stock structure, there are factors that distinguish us from many of the other public companies that maintain a similar capital structure. First, unlike many other multi-class stock companies, we did not establish our multi-class structure at, or prior to, our initial public offering. Instead, we established the structure following our initial public offering, and we sought and obtained our shareholders’ consent to this structure in 2002. Second, our Dealer Principals (and other executive officers and members of our Board of Directors) own both Class A and Class B common stock representing approximately 43.0% of the total voting stock of the Company. This ownership percentage, while significant, does not give management the ability to fully control shareholder votes like many other companies with multi-class capital structures with unequal voting rights, where the management of such companies own 50% or more of the voting stock. Finally, unlike many other companies with similar capital structures, our Class B Common Stock is publicly traded, and can be purchased by the public, including by holders of our Class A Common Stock.

While we understand and appreciate the reasons behind ISS’s and Glass-Lewis’s policies regarding multi-class, unequal vote structures generally, we would simply note that, as described above, our situation differs significantly from the typical situation that we believe such policies were intended to address. We respectfully ask you to consider those important differences and the reasons for them in casting your votes for our director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

2.	Approval of the Amendment and Restatement of the 2007 Long-Term Incentive Plan

Introduction

The Compensation Committee and the Board of Directors are asking our shareholders to approve the amendment and restatement of our 2007 Long-Term Incentive Plan, as amended by the First Amendment thereto (collectively, the “2007 LTIP”) to (a) increase the number of shares of Class A Common Stock authorized for issuance thereunder by an additional 1,200,000 shares, (b) increase the number of shares of Class B Common Stock authorized for issuance thereunder by an additional 1,200,000 shares, (c) extend the term of the plan to May 16, 2033 and (d) make certain other changes.

This Proposal requires the affirmative vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Our named executive officers have an interest in this proposal due to their ability to participate in the 2007 LTIP.

As of March 15, 2023, the Company had outstanding 42,286,850 shares of Class A Common Stock and 13,061,893 shares of Class B Common Stock. The requested increase of 1,200,000 shares of Class A Common Stock and 1,200,000 shares of Class B Common Stock represents approximately 2.8% of the outstanding shares of our Class A Common Stock and 9.2% of the outstanding shares of our Class B Common Stock as of March 15, 2023. The 2007 LTIP is the only plan providing for equity incentive compensation to the Company’s employees, other than our 2004 ESPP, which allows employees to purchase our stock at a discount.

Conditioned on and subject to obtaining shareholder approval at the Annual Meeting, the Compensation Committee approved an amendment and restatement of the 2007 LTIP to:

●

Increase the number of authorized shares of Class A Common Stock that can be awarded to officers, employees and consultants of the Company or any of its subsidiaries under the plan by 1,200,000 shares (from 13,200,000 to 14,400,000 shares);

●

Increase the number of authorized shares of Class B Common Stock that can be awarded to officers, employees and consultants of the Company or any of its subsidiaries under the plan by 1,200,000 shares (from 4,800,000 to 6,000,000 shares);

●	Extend the term of the 2007 LTIP to May 16, 2033; and

●	Increase the maximum aggregate amount of cash that may be received by any one participant in any one year with respect to cash incentive awards from $5,000,000 to $10,000,000.

If stockholders do not approve the amendment and restatement of the 2007 LTIP, the 2007 LTIP will remain in effect until May 16, 2027; however, the shares available under the 2007 LTIP may be quickly depleted and our ability to use equity as a compensation and retention tool will be limited.

Current Request to Increase the Share Reserves, Extend the Term of the 2007 LTIP and Increase the Maximum Amount of Cash that can be Received under the 2007 LTIP.

Awards under the 2007 LTIP are a major component of our long-term incentive program for our employees. As noted in the “Compensation Discussion and Analysis,” we have long recognized that having an ownership interest in the Company aligns the financial interests of our employees and shareholders. The 2007 LTIP expires by its terms on May 16, 2027, and no further awards may be made under the plan after that date. Accordingly, in order to ensure that shares of our Class A and Class B Common Stock continue to be available for future awards, in February 2023, the Compensation Committee of the Board of Directors approved, subject to obtaining shareholder approval, the proposed amended and restated 2007 LTIP.

The Compensation Committee believes it is important to obtain an additional 1,200,000 shares of Class A Common Stock and 1,200,000 shares of Class B Common Stock for grant under the 2007 LTIP. In this proxy statement, we refer to any grant under the 2007 LTIP as an “award.” The table below provides information, as of March 15, 2023, on the number of shares of Class A and Class B Common Stock available for issuance under the 2007 LTIP, and the number of shares of Class A and Class B Common Stock subject to outstanding stock options and restricted stock awards.

Awards Outstanding Under 2007 LTIP (As of March 15, 2023)	Number of Shares of Class A Common Stock Issuable Under Awards	Number of Shares of Class B Common Stock Issuable Under Awards

Stock Options (As of March 15, 2023, the stock options had a weighted-average exercise price of $33.17 and a weighted average remaining contractual life of 6.4 years)	4,312,977	–
Restricted Stock Awards	–	714,780
Total Shares Issuable Pursuant to Outstanding Awards	4,312,977	714,780
Total Shares Available for Future Awards	1,230,513	589,300

We do not believe that the number of shares of Class A Common Stock and Class B Common Stock available for issuance under the 2007 LTIP is sufficient to meet the Company’s anticipated grants of awards through the date of our 2025 Annual Meeting of Shareholders with respect to our Class B Common Stock and through the date of our 2026 Annual Meeting of Shareholders with respect to our Class A Common Stock. All of our employees and officers are eligible to participate in the 2007 LTIP. While consultants are eligible to participate in the 2007 LTIP, the Company has not granted any awards to consultants in many years and there are none currently outstanding. As of March 15, 2023, 188 employees were participating in the 2007 LTIP, of which 6 were executive officers. If shareholders do not approve the amendment and restatement of the 2007 LTIP, the 2007 LTIP will expire by its terms on May 16, 2027, at which time we will lose our ability to use equity as a compensation tool. Based upon historical grant practices, the Compensation Committee anticipates that the additional shares requested will enable the Company to continue its current equity compensation program for at least four (4) years, accommodating anticipated grants related to the hiring, retention and promotion of employees.

In 2020, 2021 and 2022, the number of shares of Class A Common Stock underlying equity awards granted (including stock options and restricted stock) was approximately 753,600, 498,700, and 511,900 shares, respectively. In 2020, 2021 and 2022, the number of shares of Class B Common Stock underlying equity awards granted (including stock options and restricted stock) was approximately 518,400, 340,650 and 354,600 shares, respectively. The Compensation Committee currently expects to continue to grant awards under the 2007 LTIP that are generally consistent with the Company’s share utilization rate in 2022. However, share utilization under the 2007 LTIP may vary depending on a number of factors, including the Company’s stock price performance, the size of the Company’s workforce, and the Company’s hiring, incentive and retention objectives. Since May 12, 2020, the last time that 2007 LTIP was amended and restated to increase the number of shares available under the 2007 LTIP, the Company has increased its total number of its employees by approximately 1,750, or approximately 28%, and a significant number of these employees were only recently added in connection with the Company’s acquisition of The Summit Truck Group, LLC in December 2021 and the inclusion of RTC Canada’s results of operations beginning in May 2022.

With respect to our request to increase the maximum amount of cash that may be received by any one participant in any one year with respect to cash incentive awards from $5.0 million to $10.0 million, it is worth noting that this amount has not been increased since 2007. The Company is much larger today than it was 16 years ago and we believe that increasing the cap to $10.0 million is prudent at this time, given the Company’s expectations for continued growth in the years ahead.

In its determination to approve the amendment and restatement of the 2007 LTIP, the Compensation Committee reviewed the burn rate, dilution and overhang metrics disclosed below. In addition, the Compensation Committee considered the stockholder value transfer and dilution policies of certain major proxy advisory firms.

YOU ARE URGED TO READ THIS ENTIRE PROPOSAL 2, WHICH EXPLAINS OUR REASONS FOR SUPPORTING THE AMENDMENT AND RESTATEMENT OF THE 2007 LTIP.

The Importance of Equity Compensation

The Compensation Committee believes that the terms of the amendment and restatement of the 2007 LTIP will provide it flexibility to continue to issue equity compensation in the future to:

●	Attract and retain the services of key employees who can contribute to our success;

●	Align the interests of our key employees with the interests of our shareholders through certain incentives whose value is based upon the performance of our common stock;

●	Motivate key employees to achieve our short-term and long-term strategic business objectives; and

●	Provide a long-term equity incentive program that is competitive with other companies with whom we compete for employee talent.

The Compensation Committee strongly believes that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for our shareholders.

Under the terms of the 2007 LTIP, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Compensation Committee granted awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee started granting certain members of management awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant awards for Class B Common Stock in the future.

Key Historical Equity Metrics

Approval of the amendment and restatement of the 2007 LTIP will enable us to compete effectively in the competitive market for employee talent over the coming years, while maintaining reasonable burn rates and overhang. The following table provides information regarding the grant of equity awards over the past three completed fiscal years and which Compensation Committee considered in determining the number of shares available for issuance under the 2007 LTIP:

Key Equity Metrics	2020	2021	2022	3-Year Average (2020-2022)
Shares subject to awards granted (1)	1,272,000	839,350	866,500	992,617
Burn rate (2)	2.3%	1.5%	1.6%	1.8%
Dilution (3)	17.2%	14.8%	11.9%	14.6%
Overhang (4)	9.2%	8.4%	8.6%	8.7%

(1)	Reflects total number of shares of Class A and Class B Common Stock subject to equity awards granted during the fiscal year and excludes any cancelled or forfeited equity awards.

(2)

Burn rate is calculated by dividing the total number of shares of Class A and Class B Common Stock subject to equity awards granted during the fiscal year by the total weighted-average number of shares of Class A and Class B Common Stock outstanding during the fiscal year and excludes any cancelled or forfeited equity awards.

(3)

Dilution is calculated by dividing the sum of (x) the number of shares of Class A and Class B Common Stock subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares of Class A and Class B Common Stock available for future grants, by the number of shares of Class A and Class B Common Stock outstanding at the end of the fiscal year.

(4)

Overhang is calculated by dividing the number of shares of Class A and Class B Common Stock subject to equity awards outstanding at the end of the fiscal year by the number of shares of Class A and Class B Common Stock outstanding at the end of the fiscal year.

The Compensation Committee believes that the approval of the amendment and restatement of the 2007 LTIP is important to our continued success. Our employees are our most valuable assets. Awards such as those provided under the 2007 LTIP are vital to our ability to attract and retain outstanding and highly skilled employees in the competitive labor markets in which we must compete.

Our named executive officers who are current employees of the Company will be eligible to receive awards under the amendment and restatement of the 2007 LTIP and therefore have an interest in this proposal. In the event that the amendment and restatement of the 2007 LTIP is not approved by our shareholders, the 2007 LTIP, which has been previously approved by our shareholders, will continue to be in full force in accordance with its terms.

The last reported sales price for our Class A Common Stock on the NASDAQ on March 15, 2023 was $52.56 per share. The last reported sales price for our Class B Common Stock on the NASDAQ on March 15, 2023 was $55.55 per share.

2007 LTIP Highlights

Below are certain highlights of the 2007 LTIP. These features are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2007 LTIP and shareholders’ interests, consistent with sound corporate governance practices.

Limited Share Recycling Provisions

The following shares will not be available for re-grant under the 2007 LTIP: (a) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (b) any shares that are reacquired or withheld (or not issued) to satisfy a tax withholding obligation in connection with an award; and (c) in the event that a stock appreciation right ("SAR") or similar award is settled in shares, the gross number of shares subject to such stock appreciation right or similar award.

No Repricing Without Shareholder Approval

Outside of certain adjustment events described in the 2007 LTIP, the exercise price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards or stock options or SARs with a lower exercise or base price, without shareholder approval.

No Dividends/Dividend Equivalents On Unvested Awards

The 2007 LTIP prohibits the current payment of dividends and dividend equivalents on unvested awards. No dividends or dividend equivalents may be paid on stock options or SARs, regardless of whether vested or unvested.

Change of Control Definition	The 2007 LTIP includes a non-liberal definition of “change of control,” which is described below.
No Discounting of Stock Options or Stock Appreciation Rights	The 2007 LTIP provides that no stock options or SARs will be granted with an exercise price less than the fair market value of a share on the date of grant.
Minimum Vesting Periods	Subject to limited exceptions, awards under the 2007 LTIP will vest no earlier than the first anniversary of applicable grant date.
Awards Subject to Clawback Policy	Awards under the 2007 LTIP are subject to the Company’s clawback policy.
Annual Award Limits

Currently, the 2007 LTIP provides that no participant may be granted awards under the plan covering more than 150,000 shares during any one-year period. The maximum amount of cash that may be received by any participant in any one-year period with respect to cash incentive awards is $5.0 million. Please note that the Company is seeking shareholder approval to increase the cap on cash incentive awards to $10.0 million.

Summary of the Amended and Restated 2007 LTIP

The following general summary of the amendment and restatement of the 2007 LTIP and the other material features of the 2007 LTIP is qualified in its entirety by reference to the copy of the 2007 LTIP attached hereto as Appendix A.

General

The 2007 LTIP permits the grant, to employees and consultants of the Company and its subsidiaries, cash and equity-based incentive compensation opportunities, including stock options, SARs, RSUs, restricted stock, performance shares, performance units, cash incentive and other awards. The objectives of the 2007 LTIP are to (a) optimize the profitability of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of participants to those of the Company’s shareholders, (b) provide participants with incentives for excellence in individual performance, (c) provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants who make significant contributions to the Company’s success, and (d) allow participants to share in the Company’s success.

Duration of the Plan

Under the plan, as proposed to be amended and restated pursuant to this Proposal, the 2007 LTIP will be effective on the date that the amendment and restatement of the 2007 LTIP is approved by our shareholders and will terminate on May 16, 2033.

Administration

The 2007 LTIP is administered by the Compensation Committee; provided that the Board of Directors may, in its sole discretion, make awards under the plan. Subject to the terms of the plan, the Compensation Committee has authority to: (a) select the individuals who may participate in the plan; (b) determine the sizes and types of awards that are granted under the plan; (c) determine the terms and conditions of awards in a manner consistent with the plan; (d) construe and interpret the plan and any award agreement or other agreement or instrument entered into or issued under the plan; (e) establish, amend, or waive rules and regulations for the plan’s administration; (f) amend the terms and conditions of any outstanding award (provided that no such amendment may accelerate vesting of any award except in connection with the participant’s death or disability); (g) establish a program pursuant to which designated participants may receive an award under the plan in lieu of compensation otherwise payable in cash; and (h) make all other determinations that may be necessary or advisable for the administration of the plan. The Compensation Committee may delegate certain responsibilities and authority to other persons, subject to applicable law.

Prohibition on Repricing and Buyback

Neither the Board of Directors nor the Compensation Committee are permitted to reprice stock options or SARS, either by amending an existing award or by substituting a new award at a lower price. The Board of Directors and the Compensation Committee are also prohibited from providing stock, cash, or other consideration to a participant in exchange for the cancellation of any stock option or SAR with an exercise price higher than the fair market value of the shares covered by the option or SAR.

Shares Covered by the Plan

Under the plan, as proposed to be amended and restated pursuant to this Proposal, the Company may issue a total of 14,400,000 shares of Class A Common Stock and 6,000,000 shares of Class B Common Stock, subject to adjustments as provided in the plan. The following shares are not taken into account in applying these limitations: (a) shares covered by the unexercised portion of an option or SAR that terminates, expires, is canceled, or is settled in cash, (b) shares forfeited or repurchased under the plan, and (c) shares covered by awards that are forfeited, canceled, terminated, or settled in cash. The following shares covered by awards are deemed to have been issued under the Plan and have been removed from the share pool: (x) shares withheld in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting, or settlement of an award; and (y) shares subject to SARs or a similar award but not actually issued or delivered in connection with the exercise or settlement of the award.

Individual Award Limitations

The maximum aggregate number of shares that may be granted to any one participant in any one year under the plan is 150,000 with respect to stock options or SARs, 150,000 with respect to RSUs or restricted stock, and 150,000 with respect to performance shares or performance units. Under the plan, as proposed to be amended and restated pursuant to this Proposal, the maximum aggregate amount of cash that may be received by any one participant in any one year with respect to cash incentive awards is $10,000,000.

Eligibility

Awards may be made under the plan to any employee or consultant of the Company or its subsidiaries. As of March 15, 2023, there are approximately 188 employees participating in the plan; no consultants participate in the plan. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50% and any entity in which the Company holds a direct or indirect ownership interest of less than 50%, but which, in the discretion of the Compensation Committee, is treated as a subsidiary for purposes of the plan.

Forms of Awards

Stock Options and SARs. The Company may grant stock options that qualify as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code (the “Code”), as well as stock options that do not qualify as ISOs. Only employees of the Company or a subsidiary may be granted ISOs. The Company may also grant SARs. In general, a SAR gives the holder the right to receive the appreciation in value of the respective class of shares of our Common Stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of a SAR may not be less than the fair market value of the respective class of our Common Stock on the date the option or SAR is granted. Generally, the term of a stock option is ten years; provided, however, different limitations apply to ISOs granted to ten-percent shareholders: in this case, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value of the respective class of our Common Stock on the date the option is granted.

The Compensation Committee may impose exercise, forfeiture, and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price of stock options may be paid: (a) in cash or its equivalent; (b) at the discretion of the Compensation Committee, in shares of Class A or Class B Common Stock having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any other requirements as may be imposed by the Compensation Committee (which shares may be previously owned or may be shares that would otherwise have been issuable upon exercise of the option if the exercise price had been paid in cash); (c) at the discretion of the Compensation Committee, partly in cash (or its equivalent) and partly in shares of Class A or Class B Common Stock; (d) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares being purchased; or (e) through such other means as prescribed in the award agreement or by the Compensation Committee or the Board of Directors. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee.

The Compensation Committee may establish exercise and other conditions applicable to a stock option or SAR following the termination of the participant’s employment or other service with the Company and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.

Restricted Stock and Restricted Stock Units. The Compensation Committee may grant participants restricted stock under the plan. The Compensation Committee may impose conditions and restrictions on any shares of restricted stock as the Compensation Committee determines including, without limitation, a requirement that participants pay a stipulated purchase price for each share of restricted stock, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions, or restrictions under applicable federal or state securities laws. Subject to any conditions the Compensation Committee may impose, the recipient of restricted stock may be given the rights to vote shares covered by the award pending the vesting or forfeiture of the shares.

The Compensation Committee may grant participants restricted stock units (“RSUs”) under the plan, which generally consist of the right to receive shares of Common Stock or cash, as determined by the Compensation Committee, in the future. Each RSU will have the value of one respective share of Class A or Class B Common Stock, as applicable. Grants of RSUs will be subject to the terms and conditions the Compensation Committee imposes including, without limitation, continuing employment or service for a specified period of time or satisfaction of specified performance criteria.

Unless the Compensation Committee determines otherwise in its discretion, the holder of RSUs will not have any rights of a shareholder (including, without limitation, voting rights) with respect to shares of Class A Common Stock or Class B Common Stock covered by RSUs.

Unless the Compensation Committee determines otherwise, shares of non-vested restricted stock and non-vested RSUs will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries.

Other Awards. The plan gives the Compensation Committee broad discretion to grant other types of equity-based and cash incentive awards, including performance units, performance shares, dividend equivalents, cash incentive awards, and the payment of Class A or Class B Common Stock in lieu of cash under any Company incentive bonus plan or program. Subject to the terms of the plan, the Compensation Committee, in its sole discretion, will determine the terms and conditions of such other awards.

Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the plan. In general, performance-based awards provide for the payment of cash and/or shares of Class A or Class B Common Stock upon the achievement of predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:

●	income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, profits before or after taxes, net income or earnings per share);

●	return measures (including, but not limited to, return on assets, investment, equity, or sales or pre-tax margin);

●	cash flow thresholds;

●	cash flow return on investments, which equals net cash flows divided by owners’ equity;

●	gross revenues;

●	sales results;

●	market share results;

●	market value added;

●	debt measures (including, without limitation, debt multiples);

●	economic value added;

●	share price (including, but not limited to, growth measures and total shareholder return); or

●	or any other performance criterion selected by the Committee in its discretion.

The above performance objectives may be applied to an individual, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. The above performance objectives may be expressed in absolute or relative terms.

The Compensation Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance objective. In the case of any award that is granted subject to the condition that a specified performance objective be achieved, no payment under such award will be made prior to the time that the Compensation Committee certifies in writing that the performance objective has been achieved. The Compensation Committee may, in its sole discretion, adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

Dividends and Dividend Equivalents

The Compensation Committee may provide that any award (other than Options and SARs) that relates to shares of Class A and Class B Common Stock shall earn dividends or dividend equivalents; provided that, notwithstanding anything in the 2007 LTIP to the contrary, the Compensation Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Class A and Class B Common Stock subject to an outstanding award (or portion thereof) that has not vested. For any such Award, the Committee may provide only for the accrual of dividends or dividend equivalents that will not be payable to the participant unless and until, and only to the extent that, the Award vests. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

Minimum One-Year Vesting

Generally, no portion of any award will vest before the first anniversary of the date of grant except in connection with the participant’s death or disability, or in connection with a change of control. The Compensation Committee may provide for a vesting period of less than one year if the shorter vesting period is set forth in the award documentation or other agreement between the participant and the Company as of the date of grant; provided that the maximum aggregate number of shares covered under awards that are not subject to the foregoing one-year vesting requirement may not exceed five percent (5%) of the shares that may be authorized for grant under the 2007 LTIP (as such authorized number of shares may be adjusted as provided under the terms of the 2007 LTIP).

Clawback

Any Award under the 2007 LTIP is subject to the Company’s clawback policy. In addition, awards may also be subject to recovery under laws, government regulations or stock exchange listing requirements and all such awards are subject to such deductions and clawback as may be required to be made pursuant to such laws, government regulations or stock exchange listing requirements.

Deferrals

The Compensation Committee may permit or require a participant to defer receipt of the payment of cash or the delivery of shares of Class A or Class B Common Stock that would otherwise be due under an award, provided that the deferral arrangement satisfies the applicable election, distribution timing and other requirements of Section 409A of the Code.

No Right to Employment or Participation

The plan does not interfere with or limit in any way the right of the Company or of any subsidiary to terminate any employee’s or consultant’s employment or service at any time, and the plan does not confer upon any employee or consultant the right to continue in the employ or service of the Company or of any subsidiary. No employee or consultant will have the right to be selected to receive an award or, having been selected, to be selected to receive a future award.

Adjustments of Awards

Generally, in the event of a change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the Company will adjust (a) the number of shares of Class A and Class B Common Stock that may be issued under the plan, (b) the number of shares of Class A and Class B Common Stock that may be covered by awards made to an individual in any calendar year and (c) the number and price of shares of Class A and Class B Common Stock subject to outstanding awards, as may be determined to be appropriate and equitable by the Compensation Committee, in its discretion, to prevent dilution and enlargement of the benefits available under the plan and the rights of participants.

Change of Control

In the event of a change of control of the Company, the Board of Directors may in its sole discretion direct that (a) all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such change of control; or (b) if, as part of a change of control transaction, the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Class A or Class B Common Stock (whether or not such Exchange Stock is the sole consideration), the Board of Directors may direct that all options and SARs for shares of Class A or Class B Common Stock that are outstanding at the time of the change of control transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock, such that the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Board of Directors, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of a change of control transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated. Generally, any outstanding options and SARs that are not exercised prior to certain transactions, including a merger where the Company is not the surviving entity, a liquidation or a sale of all or substantially all of the Company’s assets, will thereupon terminate.

For purposes of the 2007 LTIP, a change of control will be deemed to have occurred if and when:

●	Any person (other than W.M. “Rusty” Rush) is or becomes a beneficial owner of securities of more than 30% of the combined voting power of the Company’s then outstanding securities;

●

At any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction);

●

There is consummated a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

●	There is consummated an agreement of sale or disposition of all or substantially all of the Company’s assets; or

●	The Company’s shareholders approve a plan of complete liquidation of the Company.

Amendment and Termination of the 2007 LTIP

Subject to the terms of the plan, the Compensation Committee may, at any time and from time to time, alter, amend, suspend, or terminate the plan in whole or in part; provided that, unless the Compensation Committee specifically provides otherwise, any revision or amendment that would cause the plan to fail to comply with any requirement of applicable law, regulation, or rule if the amendment were not approved by the shareholders of the Company will not be effective unless and until shareholder approval is obtained.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the 2007 LTIP based on current federal income tax laws. The 2007 LTIP is not qualified under Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974, as amended. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

Stock Options and SARs

The grant of a stock option or SAR under the 2007 LTIP is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of a SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. The Company generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares.

No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. The Company is not entitled to a deduction with respect to the exercise of an ISO; however, in general, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one and two-year holding period requirements described above.

Restricted Stock Awards and Restricted Stock Units

In general, a participant will realize ordinary income with respect to Common Stock received pursuant to a restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, the Company is generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

A participant may make an “early income election” within 30 days of the receipt of restricted shares of Common Stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. The Company’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives restricted stock unit awards will be taxed at ordinary income tax rates on the then fair market value of the shares of the respective class of Common Stock distributed at the time of settlement of the restricted stock unit awards and, except as discussed below, the Company will generally be entitled to a tax deduction at that time. The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition, the participant will realize long-term or short-term capital gain or loss.

Other Awards

Other awards will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will not be entitled to a tax deduction relating to amounts that represent a capital gain to a participant.

Sections 162(m) and 280G of the Code

Section 162(m) of the Code imposes an annual deduction limitation of $1 million on the amount of compensation paid our Chief Executive Officer and to each of our other “covered employees under Section 162(m) of the Code. Prior to the Tax Act, the deduction limit did not apply to “performance-based compensation” that complied with certain conditions imposed by Section 162(m) of the Code (as in effect prior to the Tax Act (“Prior 162(m)”). The Tax Act provides limited transition relief for “performance-based compensation” paid pursuant to certain grandfathered arrangements in effect as of November 2, 2017, provided the grandfathered arrangements are not materially modified. There are outstanding awards of stock options that were granted under the 2007 LTIP before November 2, 2017, that were intended, at the time of grant, to qualify as “performance-based compensation” under Prior Section 162(m) and nothing in the 2007 LTIP is intended to modify in any material respect any of the terms of those awards. The Compensation Committee retains full discretion to grant non-deductible awards under the Plan or materially modify outstanding awards if, in its judgment, it is in our best interest to do so.

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of awards in connection with a change of control may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible by us.

New Plan Benefits

The Compensation Committee and the Board of Directors, as applicable, in their discretion determine awards granted under the 2007 LTIP and, therefore, the Company is unable to determine the awards that will be granted in the future under the 2007 LTIP. No awards have been granted that are contingent on the approval of the amendment and restatement of the 2007 LTIP. If the proposed amended and restated 2007 LTIP had been in effect in 2022, the Company expects that the number of awards granted in 2022 would not have been materially different from those actually made in that year under the 2007 LTIP.

Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2022 with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, the 2004 ESPP and the 2007 LTIP.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2022 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2022 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2022 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,915,266	$30.20	2,351,874
Equity compensation plans not approved by security holders	–	–	–
Total	3,915,266	–	2,351,874	(1)

(1) Includes 1,891,272 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan and the 2007 LTIP.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2022 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2022 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2022 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	752,677	$0	955,225
Equity compensation plans not approved by security holders	–	–	–
Total	752,677		955,225	(1)

(1) Includes 955,225 shares that may be issued in the form of restricted stock under the 2007 LTIP.

From January 1, 2023, through March 15, 2023, we granted, under the 2007 LTIP, (a) options to purchase 526,116 shares of our Class A Common Stock to 188 employees and executive officers, and (b) restricted stock covering 365,925 shares of our Class B Common Stock to 67 employees and executive officers.

In considering whether to vote for approval of the amendment and restatement of the 2007 LTIP, you should be aware that the Company’s executive officers may receive awards under this plan in the future. The approval of, or the failure to approve, the amendment and restatement of the 2007 LTIP will not affect the rights of existing holders or the awards previously granted under the 2007 LTIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RUSH ENTERPRISES, INC. 2007 LONG-TERM INCENTIVE PLAN.

3.	Approval of the Amendment and Restatement of the 2004 Employee Stock Purchase Plan

Introduction

The Compensation Committee and the Board of Directors are asking our stockholders to approve the amendment and restatement of our 2004 Employee Stock Purchase Plan (the “2004 ESPP”) to increase the number of shares of Class A Common Stock authorized for issuance thereunder by an additional 400,000 shares. The requested increase of 400,000 shares represents approximately 0.9% of the outstanding shares of our Class A Common Stock as of March 15, 2023. Our named executive officers have an interest in this proposal due to their ability to participate in the 2004 ESPP.

We are asking our stockholders to approve the increase in the number of shares of Class A Common Stock authorized for issuance under the 2004 ESPP to ensure that we can maintain a sufficient reserve of shares available for issuance thereunder. We believe that the 2004 ESPP continues to be in the best interests of shareholders because its terms strongly encourage employee stock ownership. As noted in our “Compensation Discussion and Analysis,” we have long recognized that having an ownership interest in the Company aligns the financial interests of our employees and shareholders.

The 2004 ESPP was originally approved by our stockholders on May 19, 2004, with 600,000 shares of Class A Common Stock reserved for issuance. The number of shares reserved for issuance under the 2004 ESPP increased to 900,000 after giving effect to a 3-for-2 Class A Common Stock split that occurred on October 10, 2007, and our stockholders approved an additional 500,000 shares of Class A Common Stock on May 17, 2016. The number of shares reserved for issuance increased again on May 12, 2020 after our stockholders approved an additional 400,000 shares of Class A Common Stock and after giving effect to a 3-for-2 Class A Common Stock split that occurred on October 12, 2020, the current amount of shares reserved for issuance under the 2004 ESPP is 2,700,000. The Compensation Committee and the Board of Directors have approved the proposed amendment and restatement of the 2004 ESPP, subject to stockholder approval at the Annual Meeting.

The terms and provisions of the 2004 ESPP are summarized below. This summary, however, does not purport to be a complete description of the ESPP and is qualified in its entirety by reference to the complete text of the 2004 ESPP. The 2004 ESPP is set forth in its entirety as Appendix B hereto.

In considering its recommendation to approve the amendment and restatement of the 2004 ESPP to reserve an additional 400,000 shares of Class A Common Stock for issuance, the Compensation Committee and the Board of Directors considered the historical number of shares purchased under the 2004 ESPP since the plan’s inception, with particular attention to purchases during the last three years. In 2020, 2021 and 2022, the number of shares purchased under the 2004 ESPP were 176,807 shares, 148,999 shares and 134,115 shares, respectively. The actual number of shares that will be purchased under the 2004 ESPP in any given year will depend on a number of factors, including the number of participants, the participants’ participation rates and our stock price. Based on usage in 2022, an additional 400,000 shares would meet our needs for approximately five years. The Compensation Committee and the Board of Directors also considered management’s recommendation as to the amount of the increase and its expectation for the number of employees who will participate in the 2004 ESPP.

Administration of the 2004 ESPP

The 2004 ESPP is administered by the Compensation Committee, which has the authority to interpret the 2004 ESPP, to make, amend and rescind rules and regulations regarding the 2004 ESPP (including rules and regulations intended to ensure that operation of the 2004 ESPP complies with Section 16 of the Exchange Act), and to make all other determinations necessary or advisable in administering the 2004 ESPP, all of which determinations shall be final and binding.

Stock Subject to the 2004 ESPP

If this proposal is approved, the maximum number of shares of Class A Common Stock reserved for issuance over the term of the 2004 ESPP will be 3,100,000 shares. As of March 15, 2023, 2,307,592 shares of Class A Common Stock had been issued under the 2004 ESPP and 392,408 shares were available for future issuance. The closing price of our Class A Common Stock was $52.56 on March 15, 2023.

The shares of Class A Common Stock issuable under the 2004 ESPP may be made available from authorized but unissued shares or from treasury shares.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Compensation Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments as to the number and kind of securities or other property (including cash) available for issuance or payment under the 2004 ESPP and, in order to prevent dilution or enlargement of the rights of participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the purchase price of outstanding options.

Offerings and Purchase Price

Options to purchase shares of Class A Common Stock are granted to participants under the 2004 ESPP through a series of two semi-annual offering periods. The first offering period of each calendar year has a beginning date of January 1 and end date of June 30, while the second offering period has a beginning date of July 1 and an ending date of December 31. Offering periods under the 2004 ESPP shall continue until either (a) the Compensation Committee decides, in its sole discretion, to cancel future offering periods because the Class A Common Stock remaining available under the 2004 ESPP is insufficient to grant options to all eligible employees, or (b) the 2004 ESPP is terminated in accordance with the termination provisions of the 2004 ESPP. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may (a) accelerate the ending date of the then current offering period and provide for the exercise of options thereunder by participants in accordance with Section 9 of the 2004 ESPP or (b) accelerate the ending date of the then current offering period and provide that all payroll deductions credited to the accounts of participants will be paid to participants as soon as practicable after such ending date and that all options for such offering period will automatically be canceled and will no longer be exercisable.

Eligible employees may contribute up to $10,625 of their base earnings every six months towards the semi-annual purchase of shares of Class A Common Stock pursuant to the terms of the 2004 ESPP. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by The NASDAQ® Global Select Market (or such other national market system or established stock exchange on which shares of Class A Common Stock may then be listed).

Eligibility and Participation

Any person who: (a) is an employee of the Company or any of its subsidiaries on the last day of the calendar month immediately preceding the first day of an offering period; (b) is not on long-term disability or unpaid leave status at that time; and (c) has reached the age of majority in the state or province in which he or she resides is eligible to participate in the 2004 ESPP for the offering period beginning on such date, subject to the limitations imposed by Section 423(b) of the Internal Revenue Code.

As of December 31, 2023, 2,104 employees, including three of our current named executive officers, were participating in the 2004 ESPP.

Special Limitations

The 2004 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) for each calendar year.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 15,000 shares in any given offering period.

The Compensation Committee will have the discretionary authority to increase, decrease, or implement the per participant and any total participant limitations prior to the start date of any new offering period under the 2004 ESPP.

Withdrawal Rights and Termination of Employment

A participant may withdraw from the 2004 ESPP at any time on or before the last business day of an offering period, and upon such timely withdrawal all, but not less than all, of his or her accumulated payroll deductions will be promptly refunded.

Upon the participant’s cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made during an offering period in which such cessation of employment or loss of eligibility occurs will be promptly refunded.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase, except as the Compensation Committee may determine in its sole discretion.

Assignability

Purchase rights are not assignable or transferable by the participant and may be exercised only by the participant.

Change in Corporate or Capital Structure

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Compensation Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the 2004 ESPP and, in order to prevent dilution or enlargement of the rights of participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the purchase price of outstanding options.

In the event that the Company is the surviving corporation in any reorganization, merger or consolidation with or involving one or more other corporations, each outstanding option under the 2004 ESPP shall apply to the amount and kind of securities to which a holder of the number of shares of Class A Common Stock subject to such option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the purchase price. If there is a (a) dissolution or liquidation of the Company, (b) merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, (c) sale of all or substantially all of the assets of the Company to another person or entity, or (d) transaction (including a merger or reorganization in which the Company is the surviving corporation) approved by the Board of Directors that results in any person or entity owning more than 50% of the combined voting power of all classes of stock of the Company, then the 2004 ESPP and all options outstanding thereunder shall terminate, except as provided in the following sentence. If provision is made in writing in connection with such transaction for the continuation of the 2004 ESPP and either the assumption of the options theretofore granted or the substitution for such options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), in either case with appropriate adjustments as to the number and kinds of shares and exercise prices, then the 2004 ESPP shall continue in the manner and under the terms provided. If the 2004 ESPP is terminated, then the current offering period shall be deemed to have ended on the last trading day prior to such termination, and the options of each participant then outstanding shall be deemed to have been automatically exercised on such last trading day.

Share Proration

Should the total number of shares to be purchased pursuant to outstanding purchase rights on any particular date exceed either: (a) the maximum number of shares purchasable in total by all participants on any one purchase date (if applicable); or (b) the number of shares then available for issuance under the 2004 ESPP, then the Compensation Committee will make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the Compensation Committee will refund the accumulated payroll deductions of each participant, to the extent such deductions are in excess of the purchase price payable for the shares prorated to such individual.

Amendment and Termination

The Company’s Board of Directors may suspend or terminate the 2004 ESPP or any portion thereof at any time, and may amend the 2004 ESPP from time to time in such respects as the Board of Directors may deem advisable in order that options under the 2004 ESPP will conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no amendments to the 2004 ESPP will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 423 of the Internal Revenue Code (the “Code”) or the rules of any stock exchange or similar regulatory body. Upon termination of the 2004 ESPP, the Compensation Committee, in its sole discretion, may take any of the actions described in Section 5 of the 2004 ESPP.

Federal Income Tax Consequences

The following discussion summarizes the U.S. federal income tax consequences of an employee’s participation in the 2004 ESPP. It does not summarize tax consequences for any employees who are not U.S. taxpayers. This summary does not address federal employment taxes, state and local income taxes and other taxes that may be applicable and is not intended to be a complete description of the tax consequences of participation in the 2004 ESPP.

The 2004 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income is recognized by a participant, and no deductions are allowed to the Company, in connection with the grant of the option under the plan that occurs on the date of grant (first trading day) for an offering period or the automatic exercise of such option and acquisition of shares under the plan that occurs on the last trading day for an offering period.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2004 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares less than two years after the date of grant, or less than one year after the date of purchase for those shares, then the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the date of purchase exceeds the purchase price paid for those shares, and the Company will be entitled to an income tax deduction equal in amount to such excess. The income is recognized by the participant, and the deduction taken by the Company, for the taxable year in which such sale or disposition occurs. For purposes of the U.S. Tax Code, the “date of purchase” means the date the shares are issued on automatic exercise of the option on the last trading day of the offering period.

If a participant sells or disposes of the purchased shares more than two years after the date of grant and more than one year after the date of purchase for those shares, then the participant will recognize ordinary income equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition exceeds the purchase price paid for those shares or (b) 15% of the fair market value of the shares on the date of grant for the offering period in which the shares were acquired, and any additional gain upon the disposition will be taxed as a long-term capital gain. The income is recognized by the participant for the taxable year in which such sale or disposition occurs. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If a participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (b) 15% of the fair market value of the shares on the date of grant for the offering period in which those shares were acquired, will constitute ordinary income in the year of death.

Plan Benefits

The amounts of future purchases under the 2004 ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the 2004 ESPP, and the per-share purchase price depends on the future value of our Class A Common Stock. No purchase rights have been granted, and no shares of our Class A Common Stock have been issued, with respect to the share increase for which stockholder approval is sought under this proposal. For reference, the table below shows, as to the named executive officers and specified groups, the number of shares purchased under the 2004 ESPP for 2022, together with the value of those shares as of the date of purchase.

Named Executive Officer	Number of Purchased Shares(1)	Dollar Value of Purchased Shares($)(2)
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	—	—
Michael J. McRoberts, Chief Operations Officer	547.8	$7,311
Steven L. Keller, Chief Financial Officer and Treasurer	547.8	$7,311
Jody Pollard, Senior Vice President – Vehicle and Aftermarket Sales	309.5	$4,131
Scott Anderson, Senior Vice President – – Finance, Insurance and Leasing	—	—
All current executive officers as a group	1,405.1	$18,753
All employees who are not executive officers, as a group (2,098 persons)	132,710	$1,719,109

(1)	Shares related to the July 1 through December 31 offering period are actually purchased on January 1 of each year.

(2)	Determined based on the fair market value of the shares on date of purchase, minus the purchase price under the 2004 ESPP.

Summary

The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the 2004 ESPP and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RUSH ENTERPRISES, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN.

4.	Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to Increase the Number of Authorized Shares of Class A Common Stock from 60,000,000 to 105,000,000

Introduction

The Certificate of Amendment to the Restated Articles of Incorporation of the Company with respect to the number of authorized shares of Class A Common Stock (the “Class A Amendment”) is attached hereto as Appendix C. The purpose of the Class A Amendment is to modify Article Four of the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock, par value $.01 per share, from 60,000,000 shares to 105,000,000. The Class A Amendment would change the first sentence of Article Four specifically as follows:

“The total number of shares of all classes of stock which the corporation shall be authorized to issue is 126,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 105,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 20,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).” 1

The authorized capital stock of the Company presently consists of 81,000,000 shares of capital stock, each with a par value of $0.01 per share, consisting of: (i) 1,000,000 shares of preferred stock; (ii) 60,000,000 shares of Class A Common Stock; and (iii) 20,000,000 shares of Class B Common Stock. As of March 15, 2023, 42,286,850 shares of Class A Common Stock and 13,061,893 shares of Class B Common Stock were outstanding, 1,881,887 shares of Class A Common Stock and 1,129,230 shares of Class B Common Stock were held by the Company as treasury shares and 1,757,563 shares of Class A Common Stock and 589,300 shares of Class B Common Stock were reserved for issuance under the Company’s 2007 LTIP Plan, 2006 Non-Employee Director Stock Plan and 2004 ESPP.

The terms of the additional authorized shares of Class A Common Stock will be identical to those of the currently outstanding shares of Class A Common Stock. The relative rights and limitations of the shares of issued Class A Common Stock would remain unchanged under this proposal. This Class A Amendment will not alter the number of shares of Class A Common Stock issued on the date of shareholder approval.

Key Considerations for Shareholders

The Board of Directors believes that it is in the Company’s best interests to increase the number of authorized shares of Class A Common Stock to give the Company greater flexibility in the future should certain opportunities arise such as the following:

●	Future stock splits;

●	Attracting and retaining employees by the issuance of Class A equity awards under the Company’s various equity compensation plans;

●	Acquiring other companies or businesses using shares of Class A Common Stock as consideration;

●	Raising capital through the sale of Class A Common Stock; or

●	Other transactions and corporate purposes that the Board of Directors determines are in the Company’s best interest.

The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions. For example, on September 15, 2020, the Company’s Board of Directors declared a 3-for-2 stock split of its Class A Common Stock and Class B Common Stock, which was effected in the form of a stock dividend. On October 12, 2020, the Company distributed one additional share of stock for every two shares of Class A Common Stock or Class B Common Stock, as applicable. Given the amount of shares of Class A Common Stock that are currently outstanding, held by the Company as treasury shares, or reserved for issuance under the Company’s various equity incentive plans, the Company does not have the shares available to complete a 3-for-2 stock split with the respect to the Company’s Class A Common Stock and could also lack the availability of shares for the other possibilities described above. This could materially impede the ability of the Board of Directors and management to take action to achieve a valid business purpose that would create value for the Company and its shareholders.

[1] If the Class B Amendment (as defined in Proposal 5 below) is also approved by the requisite votes of the Company’s shareholders, the Company plans to file a single amendment that will change the first sentence of Article Four specifically as follows:

“The total number of shares of all classes of stock which the corporation shall be authorized to issue is 141,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 105,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 35,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).”

The Company is not proposing to increase its authorized shares of Class A Common Stock in order to block or otherwise impede a change in control of the Company, and the Company is not aware of any current efforts to acquire control of the Company. However, under certain circumstances, the additional shares of common stock could be issued by the Company to defend against, or otherwise respond to, a hostile takeover bid. For instance, the Company could issue shares of Class A Common Stock to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The Company could also respond to an unsolicited takeover bid by issuing, in a private placement or otherwise, a significant portion of its Class A Common Stock with purchasers who might align with the Board of Directors in response to a specific change in control transaction affecting the Company. Moreover, the issuance of shares of Class A Common Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change could be considered favorable to shareholders generally. Despite these potential anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the Class A Amendment outweighs any such disadvantages. To the extent that the Class A Amendment may have anti-takeover effects, the Class A Amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders’ interests.

The issuance of the additional shares of Class A Common Stock (including shares authorized by the Class A Amendment) could also have the effect in certain circumstances of, among other things, diluting earnings per share, book value per share or voting power of the currently outstanding shares of Class A Common Stock.

As of the date of this proxy statement, the Company has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, the Company reviews and evaluates transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its shareholders.

The Holders of Class A Common Stock will Vote Both Separately by Class and in the Aggregate with the Holders of Class B Common Stock on this Proposal

Under Texas law and the Company’s Restated Articles of Incorporation, the affirmative vote of the holders of shares of Class A Common Stock, having a majority of the votes entitled to vote on such matter, voting as a seperate class, is required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000. Abstentions and broker non-votes will have the same effect as a vote against the proposal with respect to this separate class vote.  In addition, the affirmative vote of the holders the shares of Class A Common Stock and Class B Common Stock, taken together, having a majority of the votes entitled to vote on such matter, is also required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000. With respect to the aggregate vote of the shares of Class A Common Stock and Class B Common Stock, abstentions and broker non-votes will have the same effect as votes against this proposal.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Certificate of Amendment to the Restated Articles of Incorporation of Rush Enterprises, Inc. to increase the number of authorized shares of class a common stock from 60,000,000 to 105,000,000.

5.	Approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to Increase the Number of Authorized Shares of Class B Common Stock from 20,000,000 to 35,000,000

Introduction

The Certificate of Amendment to the Restated Articles of Incorporation of the Company with respect to the number of authorized shares of Class B Common Stock (the “Class B Amendment”) is attached hereto as Appendix D. The purpose of the Class B Amendment is to modify Article Four of the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock, par value $.01 per share, from 20,000,000 shares to 35,000,000. The Class B Amendment would change the first sentence of Article Four specifically as follows:

“The total number of shares of all classes of stock which the corporation shall be authorized to issue is 96,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 60,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 35,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).”2

The authorized capital stock of the Company presently consists of 81,000,000 shares of capital stock, each with a par value of $0.01 per share, consisting of: (i) 1,000,000 shares of preferred stock; (ii) 60,000,000 shares of Class A Common Stock; and (iii) 20,000,000 shares of Class B Common Stock. As of March 15, 2023, 42,286,850 shares of Class A Common Stock and 13,061,893 shares of Class B Common Stock were outstanding, 1,881,887 shares of Class A Common Stock and 1,129,230 shares of Class B Common Stock were held by the Company as treasury shares and 1,757,563 shares of Class A Common Stock and 589,300 shares of Class B Common Stock were reserved for issuance under the Company’s 2007 LTIP Plan, 2006 Non-Employee Director Stock Plan and 2004 ESPP.

The terms of the additional authorized shares of Class B Common Stock will be identical to those of the currently outstanding shares of Class B Common Stock. The relative rights and limitations of the shares of issued Class B Common Stock would remain unchanged under this proposal. This Class B Amendment will not alter the number of shares of Class B Common Stock issued on the date of shareholder approval.

Key Considerations for Shareholders

The Board of Directors believes that it is in the Company’s best interests to increase the number of authorized shares of Class B Common Stock to give the Company greater flexibility in the future should certain opportunities arise such as the following:

●	Future stock splits;

●	Attracting and retaining employees by the issuance of Class B equity awards under the Company’s various equity compensation plans;

●	Acquiring other companies or businesses using shares of Class B Common Stock as consideration;

●	Raising capital through the sale of Class B Common Stock; or

●	Other transactions and corporate purposes that the Board of Directors determines are in the Company’s best interest.

The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions. For example, on September 15, 2020, the Company’s Board of Directors declared a 3-for-2 stock split of its Class A Common Stock and Class B Common Stock, which was effected in the form of a stock dividend. On October 12, 2020, the Company distributed one additional share of stock for every two shares of Class A Common Stock or Class B Common Stock, as applicable. Given the amount of shares of Class B Common Stock that are currently outstanding, held by the Company as treasury shares, or reserved for issuance under the Company’s various equity incentive plans, the Company does not have the shares available to complete a 3-for-2 stock split with respect to the Class B Common Stock and could also lack the availability of shares for the other possibilities described above. This could materially impede the ability of the Board of Directors and management to take action to achieve a valid business purpose that would create value for the Company and its shareholders.

[2] If the Class A Amendment (as defined in Proposal 4 above) is also approved by the requisite votes of the Company’s shareholders, the Company plans to file a single amendment that will change the first sentence of Article Four specifically as follows:

“The total number of shares of all classes of stock which the corporation shall be authorized to issue is 141,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 105,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 35,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).”

The Company is not proposing to increase its authorized shares of Class B Common Stock in order to block or otherwise impede a change in control of the Company and the Company is not aware of any current efforts to acquire control of the Company. However, under certain circumstances, the additional shares of Class B Common Stock could be issued by the Company to defend against, or otherwise respond to, a hostile takeover bid. For instance, the Company could issue shares of Class B Common Stock to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The Company could also respond to an unsolicited takeover bid by issuing, in a private placement or otherwise, a significant portion of its Class B Common Stock with purchasers who might align with the Board of Directors in response to a specific change in control transaction affecting the Company. Moreover, the issuance of shares of Class B Common Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change could be considered favorable to shareholders generally. Despite these potential anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the Class B Amendment outweighs any such disadvantages. To the extent that the Class B Amendment may have anti-takeover effects, the Class B Amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders’ interests.

The issuance of the additional shares of Class B Common Stock (including shares authorized by the Class B Amendment) could also have the effect in certain circumstances of, among other things, diluting earnings per share, book value per share or voting power of the currently outstanding shares of Class B Common Stock.

As of the date of this proxy statement, the Company has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, the Company reviews and evaluates transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its shareholders.

The Holders of Class B Common Stock will Vote Both Separately by Class and in the Aggregate with the Holders of Class A Common Stock on this Proposal

Under Texas law and the Company’s Restated Articles of Incorporation, the affirmative vote of the holders of Class B Common Stock having a majority of the votes entitled to vote on such matter, voting as a seperate class, is required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000. Abstentions and broker non-votes will have the same effect as a vote against the proposal with respect to this separate class vote.  In addition, the affirmative vote of the holders of the shares of Class A Common Stock and Class B Common Stock, taken together, having a majority of the votes entitled to vote on such matter, is also required to approve the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000. With respect to the aggregate vote of the shares of Class A Common Stock and Class B Common Stock, abstentions and broker non-votes will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CERTIFICATE OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF RUSH ENTERPRISES, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS B COMMON STOCK FROM 20,000,000 TO 35,000,000

6.	Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, this advisory vote to approve executive compensation gives shareholders the opportunity to express their views on our named executive officers’ compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail in our Compensation Discussion and Analysis set forth below, a core objective of our executive compensation program is to provide a competitive compensation package that enables us to attract, motivate, and retain talented executives who contribute to the success of our business. The Compensation Committee believes that the Company’s executive compensation program is strongly aligned with “pay-for-performance” principles and aligns the named executive officers’ long-term interests with those of our shareholders.

The following graph reflects our pay-for-performance philosophy and the connection between our chief executive officer’s total direct compensation (i.e., base salary, cash performance bonus, and equity incentive awards) and our income from continuing operations before taxes for the respective fiscal years.

Please read our Compensation Discussion and Analysis set forth below for additional details about our executive compensation programs, including information about the 2022 compensation of our named executive officers.

You have the opportunity to vote “for” or “against” or “abstain” from voting on the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

This advisory vote is not binding on the Company, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

7.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Pursuant to SEC rules, once every six years, we provide our shareholders with the opportunity to cast an advisory vote to determine whether the advisory vote on executive compensation (as described above in Proposal No. 5) will occur every one, two or three years. Shareholders have the option of selecting a frequency of three, two or one years, or abstaining.

Our shareholders voted on a similar proposal in 2017, with the majority of the votes cast to hold the say-on-pay vote every three years.  We believe:

●

A triennial approach provides regular input by shareholders, while allowing shareholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other shareholders, who have historically held our Common Stock over the long-term.

●

A triennial vote will provide our Compensation Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our shareholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for shareholders to see and evaluate the effectiveness of these changes.

●

The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market and to adopt the practices that we believe will help us achieve the objectives of our executive compensation programs.

The following resolution is submitted for an advisory vote by shareholders at the 2023 Annual Meeting:

“RESOLVED, that an advisory vote to approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to the Company’s shareholders every: (i) three years, (ii) two years, or (iii) one year; with such frequency that receives the highest number of votes cast being the preferred advisory vote of shareholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Shareholders are not being asked to approve or disapprove of the Board of Directors’ recommendation, but rather to indicate their own choice as among the frequency options. A plurality of the votes cast will determine the shareholders preferred frequency for holding an advisory vote on our executive compensation.  This means that the option receiving the greatest number of votes will be considered the preferred frequency of our shareholders.

This advisory vote is not binding on the Company, the Compensation Committee or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of conducting say-on-pay advisory votes.

We expect that the next say-on-pay frequency advisory vote will occur at our 2029 Annual Meeting.

8.	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee has appointed the firm of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2002 through 2022 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

COMPANY INFORMATION

The Board’s Committees and Their Functions

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – During 2022, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, William H. Cary, Dr. Kennon H. Guglielmo and Elaine Mendoza. The Audit Committee met four times during 2022. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Messrs. Akin and Cary and Ms. Mendoza each have the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

At least annually, and as otherwise required, reviewing with the General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●

Meeting at least annually, and as otherwise required, with the Company’s Chief Ethics and Compliance Officer to review the implementation and effectiveness of the Company’s ethics and compliance program;

●	Meeting at least annually, and as otherwise required, with the Chief Financial Officer and representatives of the independent auditor in separate executive sessions;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – During 2022, the Company’s Compensation Committee consisted of the following directors: William H. Cary, Chairman of the Compensation Committee, Thomas A. Akin, Raymond J. Chess and Troy A. Clarke. The Compensation Committee met five times during 2022. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation Committee Interlocks and Insider Participation – During the 2022 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2022 fiscal year.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – During 2022, the Company’s Nominating and Governance Committee consisted of the following directors: Dr. Kennon H. Guglielmo, Chairman of the Nominating and Governance Committee, Raymond J. Chess, Elaine Mendoza and Troy A. Clarke. The Nominating and Governance Committee met four times during 2022. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Reviewing matters related to the Company’s environment, social and corporate governance policies;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Ms. Mendoza and Messrs. Akin, Chess, Cary, Clarke and Dr. Guglielmo are independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed based on information requested from and provided by each director on an annual basis.

Board Leadership Structure

W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic objectives. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Mr. Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that Mr. Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, Mr. Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the manufacturers the Company represents and the Company’s customers, shareholders and employees that the Company is under stable leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonemployee directors communicate frequently and hold regular executive sessions with the appropriate nonemployee director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Corporate Governance Documents

Code of Conduct for Employees and Directors – The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers – The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Corporate Governance Guidelines – The Company had adopted the Rush Enterprises, Inc. Corporate Governance Guidelines, which reflect the Board of Directors’ commitment to oversee the effectiveness of policy and decision-making both at the Board of Directors and management level and to provide general direction to management of the Company. The Rush Enterprises, Inc. Corporate Governance Guidelines are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Nomination of Candidates for Director

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors ample opportunity to evaluate one another and the candidates’ potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable future, the candidate is contacted to confirm his or her interest and willingness to serve. Members of the Nominating and Governance Committee conduct in-person interviews and may invite executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. The Board of Directors believes that diversity, in terms of a candidate’s gender, race, ethnicity, differences in backgrounds, experiences, and personal characteristics, is important to the effectiveness of the Board of Directors’ oversight of the Company. Accordingly, the Board of Directors is committed to seeking out highly qualified diverse candidates in each search for new candidates that the Board of Directors undertakes and has tasked the Nominating and Governance Committee with ensuring that such candidates are included. Whether such search is conducted internally or with the help of a third-party consultant, the Nominating and Governance Committee will consider a candidate’s race, gender, and ethnicity and such other factors as the Board of Directors deems appropriate.

At the conclusion of this identification and evaluation process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

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Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he or she is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 23, 2015, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2022, each of the directors then serving was in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2022, the Board of Directors met 9 times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and committees of which he or she was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2022 Annual Meeting of Shareholders, and all directors currently in office are expected to attend the 2023 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonemployee directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities, including cybersecurity risks. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. Mr. Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Corporate Responsibility – Environmental, Social and Governance Matters

The Board of Directors has designated the Nominating and Governance Committee with the responsibility of overseeing and developing our environmental, social and governance (“ESG”) strategy. The Board of Directors and management recognize that the sustainability and societal impact of an investment in our Company is of critical importance to many investors. We believe that monitoring and taking action to address the ESG factors utilized by investors to measure the sustainability and societal impact of investments benefits all of our stakeholders, including our employees, customers, communities and shareholders, and are essential to the sustainable growth of the Company. Our Corporate Responsibility Report, which contains our most recent ESG disclosures, is available at the “Investor Relations – Corporate Governance” section of the Company’s website at https://www.rushenterprises.com/corporate-responsibility. Our Corporate Responsibility Report is not part of this proxy statement, is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers

Set forth below is information with respect to each executive officer of the Company as of [   ], 2023.

Name	Age	Position
W.M. “Rusty” Rush	64	Chairman of the Board, President and Chief Executive Officer
Michael J. McRoberts	64	Chief Operating Officer
Steven L. Keller	53	Chief Financial Officer and Treasurer
Jody Pollard	46	Senior Vice President – Truck and Aftermarket Sales
Scott Anderson	65	Senior Vice President – Finance, Insurance and Leasing
Michael L. Goldstone	57	Senior Vice President, General Counsel and Corporate Secretary

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Mr. Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was appointed Chairman of the Board in May 2013.

Michael J. McRoberts was appointed to the position of Chief Operating Officer in July 2016. Prior to his promotion, he served as Senior Vice President – Dealer Operations from March 2013 to July 2016. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

Steven L. Keller has served as Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Jody Pollard has served as Senior Vice President – Truck and Aftermarket Sales since March 2021. Prior to his current role, Mr. Pollard served as Senior Vice President – Operations from March 2017 to March 2021. Mr. Pollard joined the Company in 1999 and participated in the Company’s New Graduate Management Trainee program. Upon completion, Mr. Pollard served in multiple roles of increasing responsibility until eventually being promoted to the Regional General Manager of North Texas and Oklahoma, a position he held from 2010 until his promotion to Senior Vice President – Operations in March 2017. Mr. Pollard has a Bachelor of Science in Agriculture Leadership and Development from Texas A&M University.

Scott Anderson has served as Senior Vice President – Finance, Insurance and Leasing of the Company since 2007. He served as Vice President – Finance and Insurance of the Company from 2005 until his promotion to Senior Vice President – Finance and Insurance in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 40 years of experience in the commercial equipment finance industry.

Michael L Goldstone was appointed to the position of Senior Vice President, General Counsel and Corporate Secretary in March 2023. Prior to his promotion, he served as Vice President, General Counsel and Corporate Secretary of the Company from March 2017 to February 2023. Mr. Goldstone previously served as Associate General Counsel from 2010 until he was named Vice President, General Counsel and Corporate Secretary of the Company in March 2017. Prior to joining the Company, Mr. Goldstone served as Associate General Counsel for Cooper Industries for 13 years and was an associate attorney at Locke, Sapp, Zively, Hill & LaBoon, LLP (now known as Locke Lord LLP). Mr. Goldstone received a Bachelor of Arts in Political Science from Drew University and a Doctor of Jurisprudence from Vanderbilt University School of Law.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of March 15, 2023. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
W.M. “Rusty” Rush(2)	450,224	*	5,995,873	45.9	39.4
3MR Partners, L.P.(3)	4,123	*	4,504,123	34.5	29.5
GAMCO Investors, Inc. ET AL.(4)	89,991	*	1,241,800	9.3	8.0
Dimensional Fund Advisors LP(5)	3,193,066	7.2	996,719	7.6	7.6
The Vanguard Group(6)	4,719,697	10.6	−	*	1.5
BlackRock, Inc.(7)	5,298,535	11.9	−	*	1.7
Wellington Management Group LLP (8) roupP(9)BlackRock, Inc.(8)	4,189,324	9.4	−	*	1.4
FMR LLC(9)	2,359,333	5.3	−	*	*

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(a)

Based on a total of (a) 42,286,850 shares of Class A Common Stock and 13,061,893 shares of Class B Common Stock outstanding on March 15, 2023 and (b) 2,077,030 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2023 (collectively referred to herein as “Vested Options”).

(b)

Includes (a) 330,000 shares of Class A Common Stock with respect to Vested Options and (b) 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush is the general partner and over which he has voting and dispositive power. W.M. “Rusty” Rush disclaims individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of his actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 53 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 138,333 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan), which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders. As of March 15, 2023, (a) 88,190 shares of Class A Common Stock and (b) 1,124,920 shares of Class B Common Stock are pledged as collateral to a financial institution as security for a personal loan obligation.

(c)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partner, W.M. “Rusty” Rush has the power to vote and dispose of or direct the vote and disposition of all of these shares.

(d)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, including Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors, Inc., has (a) sole voting power of 71,991 shares of Class A Common Stock and 1,232,600 shares of Class B Common Stock, and (b) sole dispositive power of 89,991 shares of Class A Common Stock and 1,241,800 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.  This information is based solely on information contained in GAMCO Investors, Inc.’s Schedule 13F filed with the SEC on February 13, 2023 and Schedule 13F-HRA filed with the SEC on February 15, 2023, by GAMCO Investors, Inc., et al. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(e)

Dimensional Fund Advisors LP has (a) sole voting power of 3,143,429 shares of Class A Common Stock and 984,626 shares of Class B Common Stock, and (b) sole dispositive power of 3,193,066 shares of Class A Common Stock and 996,719 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in Schedule 13G/A15 and 13G/A16, filed with the SEC on February 10, 2023. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(f)

The Vanguard Group has (a) sole voting power of 0 shares of Class A Common Stock, and (b) sole dispositive power of 4,640,400 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G/A10, filed with the SEC on February 6, 2023. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(g)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 4,931,418 shares of Class A Common Stock, and (b) sole dispositive power of 5,298,535 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52

(h)

Wellington Management Group LLP, together with certain of its subsidiaries, has (a) sole voting power of 0 shares of Class A Common Stock, and (b) sole dispositive power of 0 shares of Class A Common Stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based solely on information contained in Schedule 13G/A3, filed with the SEC on February 6, 2023. Neither Wellington Management Group LLP nor any of its subsidiaries listed in Schedule 13G/A3 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Wellington Management Group LLP and its subsidiaries.

(i)

FMR LLC, together with certain of its subsidiaries, has (a) sole voting power of 2,358,853 shares of Class A Common Stock, and (b) sole dispositive power of 2,359,333 shares of Class A Common Stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based solely on information contained in Schedule 13G, filed with the SEC on February 9, 2023. Neither FMR LLC nor any of its subsidiaries listed in Schedule 13G are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by FMR LLC and its subsidiaries

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 15, 2023, with respect to our Common Stock that is beneficially owned by each director and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W.M. “Rusty” Rush(3)	450,224	*	5,995,873	45.9	39.4
Thomas A. Akin	208,409	*	−	*	*
Raymond J. Chess	29,771	*	−	*	*
William H. Cary	25,799	*	−	*	*
Dr. Kennon H. Guglielmo	41,278	*	−	*	*
Elaine Mendoza	8,668	*	−	*	*
Troy A. Clarke	4,107	*	−	*	*
Michael J. McRoberts(4)	69,701	*	164,086	1.3	1.1
Steven L. Keller(5)	157,131	*	148,112	1.1	1.0
Jody Pollard(6)	56,234	*	98,281	*	*
Scott Anderson(7)	20,595	*	107,939	*	*
All executive officers and directors as a group (8)	1,071,919	2.4	6,514,291	49.9	43.0

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(a)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(b)

Based on a total of (a) 42,286,850 shares of Class A Common Stock and 13,061,893 shares of Class B Common Stock outstanding on March 15, 2023, and (b) 2,077,030 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2023 (collectively referred to herein as “Vested Options”).

(c)

Includes (a) 330,000 shares of Class A Common Stock with respect to Vested Options and (b) 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush is the general partner and over which he has voting and dispositive power. W.M. “Rusty” Rush disclaims individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of his actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 53 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 138,333 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders. As of March 15, 2023, (a) 88,190 shares of Class A Common Stock and (b) 1,124,920 shares of Class B Common Stock are pledged as collateral to a financial institution as security for a personal loan obligation.

(d)	Includes 60,000 shares of Class A Common Stock with respect to Vested Options. Also includes 54,333 shares of Class B Common Stock with respect to unvested restricted stock.

(e)	Includes 102,000 shares of Class A Common Stock with respect to Vested Options. Also includes 38,333 shares of Class B Common Stock with respect to unvested restricted stock.

(f)	Includes 54,635 shares of Class A Common Stock with respect to Vested Options. Also includes 32,467 shares of Class B Common Stock with respect to unvested restricted stock.

(g)

Includes 14,999 shares of Class A Common Stock with respect to Vested Options. Also includes 28,799 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(8)

Reflects information above; provided, however, that shares reflected more than once in the table above with respect to W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below. Also includes 292,265 shares of Class B Common Stock with respect to unvested restricted stock. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 4,123 shares of Class A Common Stock and the 4,504,123 shares of Class B Common Stock held by 3MR Partners, L.P. are included twice in the above tables under the name of W.M. “Rusty” Rush (that is, there are only 4,123 shares of Class A Common Stock and 4,504,123 shares of Class B Common Stock rather than 8,246 shares of Class A Common Stock and 9,008,246 shares of Class B Common Stock). For purposes of the above tables, removing the shares counted multiple times results in an aggregate total ownership of less than 1.0% of outstanding Class A Common Stock and 45.9% of outstanding Class B Common Stock for W.M. “Rusty” Rush and 3MR Partners, L.P. W.M. “Rusty” Rush disclaims beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2022 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman of the Board of Directors, President and Chief Executive Officer;

●	Michael J. McRoberts, our Chief Operating Officer;

●	Steven L. Keller, our Chief Financial Officer and Treasurer;

●	Jody Pollard, our Senior Vice President – Truck and Aftermarket Sales; and

●	Scott Anderson, Senior Vice President – Finance, Insurance and Leasing.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.

2022 Financial Highlights

In 2022, we achieved record-high revenues of $7.1 billion and record-high net income of $369.1 million, or $6.51 per diluted share, excluding one-time gains of $22.3 million associated with our joint venture with Cummins and the acquisition of an additional 30% equity interest in RTC Canada. Our financial results mark the successful achievement of our previously announced strategic financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales and demonstrate our ability to execute on our strategy. Our annual absorption ratio was 136.6%. We returned a total of $138.3 million of capital to our shareholders in 2022 in the form of quarterly cash dividend payments totaling $44.6 million and common stock repurchases totaling $93.7 million. Our total return of capital to shareholders in 2022 was approximately 80% more than what was returned in 2021 and included a dividend increase of approximately 10%, our fourth annual dividend increase in a row. We are proud of our record high revenues and profitability in 2022, especially given that we were working within the confines of truck allocation and parts supply constraints. We remain dedicated to returning value to shareholders through earnings growth, quarterly dividends and our stock repurchase program while keeping our balance sheet and cash position strong and continuing to invest in our company’s future.

Executive Compensation Highlights

Key aspects of our executive compensation program include the following:

What We Do:	☑	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
	☑	Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
	☑	Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.
☑

Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

☑

Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

☑

Prohibit Hedging and Preapproval Required for Pledging. Our insider trading policy prohibits all employees and directors from hedging the economic interest in the Company shares they hold and requires executive officers and directors to receive preapproval prior to pledging, which is only expected to be granted under very limited circumstances.

	☑	Clawback Policy. Our clawback policy allows the Company to recover certain forms of compensation in certain situations and applies to all employees who receive equity awards.
What We DO NOT Do:	☒

Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Messrs. McRoberts and Pollard are not entitled to excise tax gross-up payments under the Executive Severance Plan.

	☒	Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.
	☒	Permit Liberal Share Recycling. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits liberal share recycling.

The Compensation Committee believes that our 2022 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. Rush, McRoberts, Keller, Pollard and Anderson that was granted in 2022 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS
2022 TOTAL DIRECT COMPENSATION MIX(1)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our fourth advisory vote to approve executive compensation at our 2020 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 85% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote. We are conducting our fifth advisory vote to approve executive compensation at the Annual Meeting. See “Proposal No. 5 – Advisory Vote to Approve Executive Compensation” above.

We currently hold our advisory votes to approve executive compensation every three years and are seeking to continue that practice. See “Proposal No. 6 – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation” above.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2022, the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. Rush, McRoberts, Keller, Pollard and Anderson was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders.

Clawback Policy

On February 16, 2021, the Compensation Committee adopted, and the Board approved, a clawback policy, which allows the Company to recover certain forms of compensation in certain situations. The clawback policy applies to the Company’s current and former executive officers, including all of the named executive officers and it also applies generally to all employees who receive equity awards. The clawback policy provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or from material misconduct or fraud. If the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, the Board of Directors will require reimbursement or forfeiture of any excess incentive compensation received by a named executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement, and for all other persons, the Board of Directors will require reimbursement if it is determined that such individual’s conduct was directly related to the restatement. If the Board of Directors determines that a named executive officer or other employee has committed any act of embezzlement, fraud, theft or any other financial misconduct, the Board of Directors may require such person to forfeit or reimburse the Company for some or all (as determined by the Board of Directors) of the incentive compensation awarded to or received during the three years following the discovery of the act.

Compensation-Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●	Our financial and operating performance;

●	The roles and responsibilities of the named executive officers;

●	Evaluations of the named executive officers’ performance;

●	Competitive pay information;

●	Historical compensation levels; and

●	Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance, as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of each officer's accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation Committee believes that individual performance evaluation using a qualitative approach, including a judgment of individual effort and achievement, in connection with the Company's overall performance measures, is the most effective assessment of performance for compensation purposes, provides appropriate behavioral incentives and is in the best interests of the Company and its shareholders. The Compensation Committee further believes its approach to evaluating each officer's individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management and fosters team cohesiveness.

In approving 2022 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer that were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of restricted stock awards for each of our executive officers, including the named executive officers, for 2022. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2022, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2022, certain executive officers, including W.M. “Rusty” Rush, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush was not present during the Compensation Committee’s discussions and approval of his own compensation nor did he attend executive sessions of the Compensation Committee.

In setting and approving 2022 executive compensation, W.M. “Rusty” Rush: (a) formulated recommendations on matters of compensation philosophy, objectives and design; (b) provided an overview of our financial and operating performance; (c) provided the results of his annual performance evaluation of Messrs. McRoberts, Keller, Pollard and Anderson; and (d) provided compensation recommendations for Messrs. McRoberts, Keller, Pollard and Anderson.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. McRoberts, Keller, Pollard and Anderson:

●

Michael J. McRoberts. Mr. McRoberts, as our Chief Operating Officer, is responsible for all of the Company’s Rush Truck Centers’ operations, including new and used commercial vehicle sales, sales of aftermarket parts, service and collision center operations, and the Company’s vehicle up-fitting, CNG fuel systems and vehicle telematics businesses. In addition, Mr. McRoberts also oversees the Company’s information technology department. In 2022, Mr. McRoberts continued to provide invaluable insight and leadership in support of the Company’s investment in its long-term growth strategy, which contributed greatly to the Company’s record-high profit. In addition, his leadership allowed the Company to successfully integrate 33 new dealerships into our network during 2022. He also lead our efforts to hire more aftermarket sales representatives and technicians to support our national account customers and to improve our Xpress services offerings, which helps expedite vehicle diagnosis and maintenance. In addition, Mr. McRoberts’s leadership helped us achieve an absorption ratio of 136.6% in 2022, compared to 129.8% in 2021.

●

Steven L. Keller. Mr. Keller, as our Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. He is also responsible for the human resources department. Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. In 2022, Mr. Keller continued to perform an important role in our strategic and corporate development initiatives, and his work contributed greatly to our achievement of record-high net income and prudent cash flow management. He also was responsible for ensuring the successful consolidation of the financials of RTC Canada into the Company’s financials as of May 2, 2022. Mr. Keller also oversaw the execution of our capital allocation program in 2022, which returned a total of $138.6 million of capital to our shareholders in 2022 in the form of quarterly cash dividend payments totaling $44.6 million and common stock repurchases totaling $94.0 million. In addition, Mr. Keller was responsible for negotiating two credit agreements on behalf of RTC Canada that totaled approximately $250.0 million with respect to our Canadian operations’ floor plan and lease and rental finance facilities. These new credit agreements reduced the interest rates associated with the prior facilities, and with respect to the lease and rental facility, was conformed to our other lease and rental credit facilities that in 2022 replaced our traditional method of financing lease and rental vehicles in order to provide us with much greater flexibility to manage our free cash flow.

●

Jody Pollard. Jody Pollard, as our Senior Vice President – Truck & Aftermarket Sales, is responsible for new and used commercial vehicle sales at the Company’s dealerships, aftermarket products and services sales, as well as the Company’s marketing department. In 2022, Mr. Pollard demonstrated strong management and business development skills by successfully navigating the ongoing challenges to commercial vehicle sales presented by continued supply constraints and the resulting commercial vehicle allocation from the manufacturers we represent. Mr. Pollard’s efforts led to strong new Class 8 truck sales that increased by 51.8% in 2022 compared to 2021 and accounted for 6.3% of the total U.S. market, significantly outpacing the industry. In addition, he also oversaw the sales efforts for our new Class 4-7 commercial vehicle sales, which increased by 5.2% in 2022 compared to 2021 and accounted for 4.6% of the total U.S. market. With respect to aftermarket products and services, Mr. Pollard’s leadership resulted in record-high revenues of $2.4 billion, up 32.3% compared to 2021. While much of this revenue growth resulted from the successful integration of 33 dealerships into the Company’s network in 2022, Mr. Pollard was also heavily involved in the integration efforts.

●

Scott Anderson. Mr. Anderson, as our Senior Vice President – Finance, Insurance and Leasing, is responsible for the Company’s customer finance, insurance, risk management and lease and rental operations. In 2022, Mr. Anderson demonstrated strong management and business development skills by growing the lease and rental fleet, increasing revenues by 30.3% over 2021 and increasing gross margins from lease and rental sales to 31.2% in 2022, from 23.9% in 2021. While much of the revenue growth resulted from the successful integration of the leasing and rental operations of The Summit Truck Group and RTC Canada into the Company’s network in 2022, Mr. Anderson was also heavily involved in the integration efforts.

Based on his performance evaluations of the above-named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to Messrs. McRoberts, Keller, Pollard and Anderson for 2022.

Mr. Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter Mr. Rush’s compensation recommendations.

In 2022, the Compensation Committee accepted, without modification, the recommendations of Mr. Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. McRoberts, Keller, Pollard and Anderson. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2022.

Mr. Rush did not make any compensation recommendations regarding his compensation in 2022.

The Chief Executive Officer’s and Chairman’s Compensation

The Compensation Committee approved W.M. “Rusty” Rush’s 2022 compensation, including his base salary, cash performance bonus, and equity awards, based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company’s success in 2022, which was the strongest year financially in the Company’s history. In addition to successfully managing the business to record-high revenues of $7.1 billion and record-high profitability and achieving previously announced financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales, his efforts also included successfully navigating the business through a challenging operating environment that included working within the confines of truck allocation and parts supply constraints due to continued supply chain constraints. Mr. Rush also oversaw the Company’s successful integration of 33 dealerships into the Company’s network in 2022.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to assess our executive compensation program. In 2022, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the executive officers’ current pay levels.

The Compensation Committee has established procedures that are intended to maintain CAP’s independence. These procedures include a direct reporting relationship of CAP to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, CAP may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

CAP was hired to serve as the Compensation Committee’s independent compensation consultant in 2018. CAP has never provided any services to the Company, nor received any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee assessed whether the services provided by CAP in 2022 raised any conflicts of interest pursuant to the SEC rules and concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In June 2022, CAP derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The June 2022 peer group was composed of the following 18 companies:

● Advance Auto Parts Inc.	● Landstar System Inc.
● Allison Transmission Holdings, Inc.	● Lithia Motors Inc.
● Applied Industrial Technologies, Inc.	● MSC Industrial Direct Co., Inc.
● Asbury Automotive Group, Inc.	● Oshkosh Corporation
● AutoZone, Inc.	● Sonic Automotive Inc.
● Group 1 Automotive Inc.	● Terex Corporation
● H&E Equipment Services Inc.	● Trinity Industries, Inc.
● Hub Group Inc.	● United Rentals, Inc.
● Knight-Swift Transportation Holdings Inc.	● Westinghouse Air Brake Technologies Corporation

There were no material changes to the composition of the peer group from 2021 to 2022. The above peer companies were approved by the Compensation Committee based upon an analysis of their annual revenues (roughly 0.2x to 2.5x our revenues), the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by CAP in June 2022. At the time of CAP’s evaluation, the Compensation Committee believed that the composition of the June 2022 peer group reflected an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program.

CAP performed its executive compensation review in February 2023. CAP derived the February 2023 competitive pay information from surveying the most recent year of proxy data for each peer company and by analyzing executive compensation surveys from both proprietary sources and general industry executive compensation databases, including Mercer Executive Compensation, Towers Watson Compensation Data Bank and Economic Research Institute.

As part of CAP’s February 2023 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, CAP defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2022 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by CAP:

●	Mr. Rush’s 2022 base salary was above the 75th and 50th percentile of the competitive pay information derived by CAP;

●	Messrs. Rush’s and Anderson’s 2022 total cash compensation (base salary and cash performance bonus) was above the 75th and 75

●

Messrs. McRoberts’s and Pollard’s 2022 equity incentive awards fell between the 50th percentiles and Messrs. Rush’s, Keller’s and Anderson’s 2022 equity incentive awards fell between the 25th percentiles of the competitive pay information derived by CAP; and

●	Mr. Rush’s 2022 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) was above the 75th and 75th and 50

Based upon the above findings and in light of the Company’s record-high net income of $369.1 million (excluding one-time gains of $22.3 million), which was approximately 50% higher than any other year in the Company’s history, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. Rush, McRoberts, Keller, Pollard and Anderson in 2022 were competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by CAP provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. Rush, McRoberts, Keller, Pollard and Anderson, as well as assistance in determining whether such compensation levels accomplished the objectives of the executive compensation program in 2022.

Compensation Program Components

In general, our 2022 executive compensation program was comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between: (a) base salary and equity incentive awards; (b) cash performance bonus and equity incentive awards; or (c) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2021 and 2022 were as follows:

Named Executive Officer	Base Salary as of December 31, 2021	Base Salary as of December 31, 2022	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,674,000	$1,674,000	─
Michael J. McRoberts, Chief Operating Officer	$597,798	$597,798	─
Steven L. Keller, Chief Financial Officer and Treasurer	$507,384	$507,384	─
Jody Pollard, Senior Vice President – Vehicle and Aftermarket Sales	$467,500	$467,500	─
Scott Anderson, Senior Vice President – Finance, Insurance and Leasing	$456,720	$456,720	─

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (a) our income from continuing operations before taxes during the prior year; and (b) one or more of the following: (i) historical bonus levels; (ii) competitive pay information; and (iii) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

For 2021 and 2022, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2021 Cash Bonus	2022 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$3,080,000	$4,051,000	31.5
Michael J. McRoberts	$696,080	$906,000	30.2
Steven L. Keller	$539,616	$731,000	35.5
Jody Pollard	$510,600	$663,000	29.8
Scott Anderson	$570,000	$736,000	29.1

The 2022 cash performance bonuses were based, in part, upon our 2022 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2022. The Compensation Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes increased to a record-high $509.3 million in 2022, which was approximately 60% higher than the $313.6 million generated in 2021, which was the previous record-high.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2022 cash performance bonuses, the Compensation Committee also considered the February 2023 competitive pay information derived by CAP for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

The Compensation Committee subjectively determined to increase the amount of cash performance bonuses for each of Messrs. Rush, McRoberts, Pollard and Anderson by approximately 30% compared to 2021. With respect to Mr. Keller, the Compensation Committee subjectively determined to increase his cash performance bonus by 35.5% compared to 2021. This decision was primarily based on the fact that Mr. Keller took on a new leadership role in 2022 when he assumed responsibility for the human resources department and related initiatives.

In making its determinations regarding cash performance bonuses, the Compensation Committee considered the following:

●	The Company’s income from continuing operations before taxes increased by approximately 60% in 2022, compared to 2022.

●

Despite ongoing challenges to commercial vehicle sales presented by continued supply constraints and the resulting commercial vehicle allocation from the manufacturers we represent, the Company posted strong financial results, including record-high net income.

●	The Company’s successful integration of 33 dealerships into the Company’s network in 2022.

●	The Company’s achievement of its previously announced financial goals of achieving $7 billion in revenue with a 5% pre-tax return on sales.

●	The fact that the Company’s named executive officers have not had a base salary increase since 2021.

The 2022 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase or decrease in our income from continuing operations before taxes. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2018, 2019, 2020, 2021 and 2022 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to: (a) allow such employees to participate in our profitability and long-term growth; (b) maximize retention leverage; and (c) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 12, 2020 (the “2007 LTIP”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 LTIP.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees restricted stock unit (“RSU”) awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below. In 2019, the Compensation Committee determined that it was in the Company’s best interest to revert back to restricted stock in lieu of RSUs.

In 2022, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Mr. McRoberts by allocating approximately 12% to stock options and approximately 88.0% to restricted stock, and of Mr. Rush by allocating approximately 14% to stock options and approximately 86.0% to restricted stock, and of Mr. Keller by allocating approximately 16% to stock options and approximately 84.0% to restricted stock, and of Mr. Pollard by allocating approximately 18% to stock options and approximately 82.0% to restricted stock, and of Mr. Anderson by allocating approximately 20% to stock options and approximately 80.0% to restricted stock. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and restricted stock.

Under the terms of the 2007 LTIP, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. In 2019, the Compensation Committee reverted back to granting restricted stock covering Class B Common Stock rather than RSUs. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. Restricted stock awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2021 and 2022, the Compensation Committee approved the following stock options and restricted stock awards to the named executive officers:

Named Executive Officer	2021 Class A Options (#)	2021 Class B RSAs(#)	Aggregate Grant Date Fair Value of 2021 Equity Awards ($)(1)	2022 Class A Options (#)	2022 Class B RSAs (#)	Aggregate Grant Date Fair Value of 2022 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	35,000	65,000	3,415,300	35,000	70,000	4,081,350	19.5
Michael J. McRoberts	10,000	23,000	1,173,270	10,000	25,000	1,415,600	20.7
Steven L. Keller	10,000	15,000	816,550	10,000	17,000	1,016,400	24.5
Jody Pollard	10,000	15,000	816,550	10,000	15,400	936,560	14.7
Scott Anderson	10,000	13,400	745,206	10,000	13,400	836,760	12.3

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2022 and 2021, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2022 Annual Report on Form 10-K filed with the SEC on February 23, 2023.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2022, as compared to 2021.

On October 12, 2020, we effected a three-for-two stock split with respect to both our Class A and Class B Common Stock in the form of a stock dividend. The share amounts listed throughout this document, as well as the stock prices, have been adjusted to give retroactive effect to the stock split for all periods presented.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by CAP.

The Compensation Committee kept the amount of stock options awarded to the named executive officers in 2022 the same as the amounts awarded in 2021, while the amount of restricted stock awarded to the named executive officers in 2022 was roughly in line with the amount of restricted stock awarded in 2021, with Mr. Anderson receiving the same amount of restricted stock in 2022 as he received in 2021, Mr. Pollard receiving 400 more restricted stock shares in 2022 than he received in 2021, Messrs. McRoberts and Keller each receiving 2,000 more restricted stock shares in 2022 than they received in 2021 and Mr. Rush receiving 5,000 more restricted stock shares in 2022 than he received in 2021. While the amount of equity incentive awards granted to the named executive officers in 2022 were roughly in line with the amounts awarded in 2021, the aggregate grant date fair values for Messrs. Anderson and Pollard increased by approximately 12.3% and 14.7%, respectively, due primarily to the increase in the Company’s Common Stock price and the aggregate grant date fair values for Messrs. Rush, McRoberts and Keller increased by approximately 19.5%, 20.7% and 24.5%, respectively, due to both and increase in the number of restricted stock shares awarded to each of them and the increase in the Company’s Common Stock price. The Compensation Committee’s decisions with respect to the amount of equity incentive awards to grant named executive officers in 2022 served the function of increasing the named executive officers’ total direct compensation to reflect the Company’s increase in profitability.

The amount of the 2022 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards awarded were based upon the Compensation Committee’s subjective judgment and discretion as to: (a) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2022; and (b) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors has adopted stock ownership guidelines for our executive officers. Pursuant to the guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two times the value of each of their respective base salaries. Each current executive officer was given five years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the exercise of stock options or the vesting of restricted stock awards, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2022, each of the named executive officers was in compliance with the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 30 days of continuous service is eligible to participate in the 401(k) plan in the following month. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code (the “Code”). However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Our 401(k) matching policy currently provides that: (a) with respect to employees with less than five years of service, we contribute an amount equal to 20% of an employee’s contribution, up to 10% of such employee’s compensation; and (b) with respect to employees with more than five years of service, we contribute an amount equal to 40% of an employee’s contribution, up to 10% of such employee’s compensation. This 401(k) matching policy applies to all of our employees, including the named executive officers. As a result of the COVID-19 pandemic and the negative impact it has had on the Company’s business, our 401(k) matching policy was temporarily modified effective June 16, 2020 through March 15, 2021. The modification provided that for the first 10% of the employees’ contributions, the Company contributed an amount equal to 5% of the employees’ contributions for those employees with less than five years of service and an amount equal to 10% of the employees’ contributions for those employees with more than five years of service. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2022 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers and the directors of the Company, were eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2022 Nonqualified Deferred Compensation” table below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile allowances;

●	Long-term disability insurance; and

●	Cell phone allowances.

In addition to the perquisites above, W.M. “Rusty” Rush is: (a) provided automobile insurance under the Company’s fleet insurance policy; (b) allowed personal use of the Company’s ranch when it is not being used for Company business; (c) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business; and (d) provided term life insurance, the premiums of which are paid by the Company. The Company also provides Mr. Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance).

The Compensation Committee believes that providing these additional benefits to Mr. Rush provides a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2022 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

For tax years prior to 2018, Section 162(m) of the Code generally imposed a $1,000,000 per taxable year ceiling on the tax deductibility to a company of compensation paid (not including amounts deferred) to a company’s chief executive officer and the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the compensation was treated as performance-based or was otherwise exempt from the provisions of Section 162(m). For such years, the Compensation Committee structured certain annual cash incentive awards and long-term incentive awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Compensation Committee, however, did not guarantee that any particular awards would qualify as “performance-based” compensation or that any such awards would be tax deductible.

For tax years starting in 2018, the “performance-based” compensation exemption to the deduction limitation under Section 162(m) of the Code has been repealed, except to the extent of certain grandfathered awards. In general, beginning in 2018, all compensation (other than certain grandfathered compensation) we paid in excess of $1,000,000 to anyone who has served as one of our named executive officers will be non-deductible. While we intend to maximize the tax efficiency of our compensation programs generally, the Compensation Committee and the Board of Directors will award compensation and act in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible under Section 162(m).

Executive Compensation

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
W.M. “Rusty” Rush,	2022	1,673,944	4,050,000	3,493,000	588,350	−	512,969	(6)	10,318,263
President and Chief	2021	1,510,554	3,080,000	2,898,350	516,950	−	462,537		8,468,391
Executive Officer	2020	1,275,478	2,200,000	2,134,275	333,900	−	262,462		6,206,115
Michael J. McRoberts,	2022	597,798	905,000	1,247,500	168,100	−	34,031	(7)	2,952,429
Chief Operating Officer	2021	568,277	696,080	1,025,570	147,700	−	27,067		2,464,693
	2020	528,147	497,200	755,205	95,400	−	20,687		1,896,639
Steven L. Keller,	2022	507,384	730,000	848,300	168,100	−	21,521	(8)	2,275,305
Chief Financial Officer and	2021	482,328	539,616	668,850	147,700	−	20,062		1,858,556
Treasurer	2020	448,268	385,440	492,525	95,400	−	27,374		1,449,007
Jody Pollard,	2022	467,500	663,000	768,460	168,100		23,621	(9)	2,090,681
Senior Vice President – Vehicle	2021
and Aftermarket Sales	2020
Scott Anderson,	2022	456,720	735,000	668,660	168,100	−	21,887	(10)	2,050,367
Senior Vice President – Finance,	2021	434,166	570,000	597,506	147,700	−	19,893		1,769,265
Insurance and Leasing	2020

(1)

For Messrs. Rush, McRoberts, Keller, Pollard and Anderson: (a) the 2022 amounts reflect the cash performance bonuses paid in 2023, which were based upon 2022 performance; (b) the 2021 amounts reflect the cash performance bonuses paid in 2022, which were based upon 2021 performance; and (c) the 2020 amounts reflect the cash performance bonuses paid in 2021, which were based upon 2020 performance.

(2)

For 2022, these amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2022, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2021, the amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2021, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2020, the amounts reflect the aggregate grant date fair value of the Class B restricted stock granted in 2020, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class B restricted stock awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2022 Annual Report on Form 10-K, filed with the SEC on February 23, 2023. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class B restricted stock awards were granted under the 2007 LTIP.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2022 Annual Report on Form 10-K, filed with the SEC on February 23, 2023. All stock options were granted under the 2007 LTIP.

(4)	There were no above-market or preferential earnings on deferred compensation under the Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column due to applicable Internal Revenue Service guidelines. The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology. The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $120.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(6)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $2,410; (b) the incremental cost of personal use of a Company-owned automobile totaling $31,215; (c) automobile insurance totaling $6,475; (d) the cost of an annual physical totaling $7,578; (e) the incremental cost of personal use of the Company’s ranch totaling $97,225; (f) the incremental cost of personal use of the Company-owned aircraft totaling $354,466; (g) a cell phone allowance totaling $1,800; (h) matching contributions to the Company’s 401(k) plan totaling $10,800; and (i) a $1,000 holiday bonus. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table. The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2022.

(7)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts totaling $2,733; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) the cost of an annual physical totaling $11,698; (e) matching contributions to the Company’s 401(k) plan totaling $10,800; and (f) a $1,000 holiday bonus. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller totaling $1,921; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) matching contributions to the Company’s 401(k) plan totaling $10,800; and (e) a $1,000 holiday bonus. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Pollard totaling $1,853; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) the cost of an annual physical totaling $4,768; (e) matching contributions to the Company’s 401(k) plan totaling $8,200; and (f) a $1,000 holiday bonus. Mr. Pollard also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Anderson totaling $2,287; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; (d) matching contributions to the Company’s 401(k) plan totaling $10,800; and (e) a $1,000 holiday bonus. Mr. Anderson also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2022 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/22	3/1/22	70,000			3,493,000
	3/15/22	3/1/22		35,000	53.04	588,350
Michael J. McRoberts	3/15/22	3/1/22	25,000			1,247,500
	3/15/22	3/1/22		10,000	53.04	168,100
Steven L. Keller	3/15/22	3/1/22	17,000			848,300
	3/15/22	3/1/22		10,000	53.04	168,100
Jody Pollard	3/15/22	3/1/22	15,400			768,460
	3/15/22	3/1/22		10,000	53.04	168,100
Scott Anderson	3/15/22	3/1/22	13,400			668,660
	3/15/22	3/1/22		10,000	53.04	168,100

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B restricted stock and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 LTIP in 2022. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The restricted stock awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B restricted stock and Class A stock options, as applicable, that were granted in 2022, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B restricted stock awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2022 Annual Report on Form 10-K, filed with the SEC on February 23, 2023. The grant date fair value of the Class B restricted stock awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2022 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)
		Exercisable		Unexercisable
Name	Grant Date(1)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2014	67,500				20.18	3/15/2024
	3/13/2015	52,500				18.06	3/13/2025
	3/15/2016	52,500				11.76	3/15/2026
	3/15/2017	52,500				22.59	3/15/2027
	3/15/2018	35,000		17,500		28.66	3/15/2028
	3/15/2019	17,500		35,000		27.43	3/15/2029
	3/13/2020			52,500		22.28	3/13/2030
	3/13/2020							32,500	1,828,775
	3/15/2021			35,000		49.47	3/15/2031
	3/15/2021							43,333	2,438,348
	3/15/2022			35,000		53.04	3/15/2032
	3/15/2022							70,000	3,938,900
Michael J. McRoberts	3/13/2015	10,500				18.06	3/13/2025
	3/15/2016	13,500				11.76	3/15/2026
	3/15/2017	15,000				22.59	3/15/2027
	3/15/2018	10,001		4,999		28.66	3/15/2028
	3/15/2019	5,000		10,000		27.43	3/15/2029
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							11,500	647,105
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							15,333	862,788
	3/15/2022			10,000		53.04	3/15/2032
	3/15/2022							25,000	1,406,750
Steven L. Keller	3/15/2014	18,000				20.18	3/15/2024
	3/13/2015	19,500				18.06	3/13/2025
	3/15/2016	19,500				11.76	3/15/2026
	3/15/2017	15,000				22.59	3/15/2026
	3/15/2018	10,001		4,999		28.66	3/15/2028
	3/15/2019	5,000		10,000		27.43	3/15/2029
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							7,500	422,025
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							10,000	562,700
	3/15/2022			10,000		53.04	3/15/2032
	3/15/2022							17,000	956,590
Jody Pollard	3/15/2014	7,500				20.18	3/15/2024
	3/13/2015	7,500				18.06	3/13/2025
	3/15/2016	7,500				11.76	3/15/2026
	3/15/2017	7,500				22.59	3/15/2026
	3/15/2018	10,001		4,999		28.66	3/15/2028
	3/15/2019	5,000		10,000		27.43	3/15/2029
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							6,200	348,874
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							9,600	540,192
	3/15/2022			10,000		53.04	3/15/2032
	3/15/2022							15,400	866,558
Scott Anderson	3/15/2017	4,999				22.59	3/13/2027
	3/15/2018	4,999		4,999		28.66	3/15/2028
	3/15/2019	5,000		10,000		27.43	3/15/2029
	3/13/2020			15,000		22.28	3/13/2030
	3/13/2020							6,700	377,009
	3/15/2021			10,000		49.47	3/15/2031
	3/15/2021							8,933	502,660
	3/15/2022			10,000		53.04	3/15/2032
	3/15/2022							13,400	754,018

(1)

For a better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. All restricted stock awards vest in one-third increments annually beginning on the first anniversary of the grant date.

(2)

The market value of the Class B restricted stock awards is determined using the closing market price of $56.27 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 30, 2022. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2022 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU and restricted stock awards that vested during 2022 for our named executive officers:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush	−	−	−	−	84,666	4,174,458
Michael J. McRoberts	3,000	−	92,339	−	28,167	1,387,708
Steven L. Keller	15,000	−	553,051	−	19,500	961,425
Jody Pollard	7,500	−	248,545	−	16,500	813,740
Scott Anderson(3)	−	−	−	−	17,366	856,178

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class B restricted stock awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

2022 Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2022 with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, the Rush Enterprises, Inc. 2004 Employee Stock Purchase Plan (as amended and restated) and the 2007 LTIP.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2022 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2022 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2022 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,915,266	$30.20	2,351,874
Equity compensation plans not approved by security holders	–	–	–
Total	3,915,266	–	2,351,874	(1)

(1) Includes 1,891,272 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan and the 2007 LTIP.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2022 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2022 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2022 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	752,677	$0	955,225
Equity compensation plans not approved by security holders	–	–	–
Total	752,677		955,225	(1)

(1) Includes 955,225 shares that may be issued in the form of restricted stock under the 2007 LTIP.

From January 1, 2023, through March 15, 2023, we granted, under the 2007 LTIP, (a) options to purchase 526,116 shares of our Class A Common Stock to 188 employees and executive officers, and (b) restricted stock covering 365,925 shares of our Class B Common Stock to 67 employees and executive officers.

2022 Nonqualified Deferred Compensation

The following table provides additional information about the 2022 contributions, earnings and account balances of the named executive officers under the Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	50,000	−	129,538	1,202,572	11,765,558
Michael J. McRoberts	245,577	−	(291,120)	401,912	1,163,518
Steven L. Keller	163,178	−	(337,808)	1,802,283	806,772
Jody Pollard	−	−	−	−	−
Scott Anderson	285,000	−	120,419	−	4,819,995

(1)

The amounts in this column reflect the aggregate amount of: (a) base salary; (b) cash performance bonus; and (c) income not deferred under the Company’s 401(k) plan due to limitations under the Code. The following amounts of executive contributions have been reported in the 2022 Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush		$50,000
Michael J. McRoberts		$245,577
Steven L. Keller		$163,178
Jody Pollard	$	−
Scott Anderson		$285,000

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2022 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2022. The following amounts of the aggregated balance were previously reported in the Summary Compensation Table covering fiscal years 2020 and 2021 for the current named executive officers.

Named Executive Officer

W.M. “Rusty” Rush		$100,000
Michael J. McRoberts		$396,972
Steven L. Keller		$282,209
Jody Pollard	$	−
Scott Anderson		$181,720

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary and cash bonuses granted by the Company under the Company’s 2007 LTIP and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All salary and cash bonuses deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Code that apply to 401(k) plans. In May 2021, the Company amended and restated the Deferred Compensation Plan in order to, among other things: (a) remove the ability to defer restricted stock units into the Deferred Compensation Plan; (b) eliminate the dividend repurchase feature; (c) remove the survivor benefit for plan participants or contributions going forward; and (d) remove the “Matching Contribution” and “Company Contribution” features. The Company never made any employer contributions to the accounts of Deferred Compensation Plan.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Shares of the Company’s Common Stock included in the Deferred Compensation Plan are voted by the Company in accordance with the Company’s Board of Directors’ voting recommendations on each matter that is subject to a vote of the Company’s shareholders. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On February 20, 2018, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, approved the amendment and restatement of the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”). The amendment and restatement included the following changes from the Transition Plan approved on July 23, 2008: (a) changed the calculation of the cash amount payable to a Level 1 Employee upon an Involuntary Termination (including in connection with a Change of Control) from four times the Participant’s current Base Salary to two times the sum of (i) the Participant’s current Base Salary and (ii) the average of the Annual Cash Bonus the Participant received in each of the prior three calendar years; (b) updated the definition of Change in Control; (c) updated the definition of Good Reason; (d) removed reference to a Level 4 Participant; (e) provided that amounts payable thereunder are subject to the Company’s compensation recoupment policy, as in effect from time to time; and (f) clarified that nothing prohibits a Participant from disclosing confidential information if such disclosure is required by law or legal process. On February 20, 2021, the Transition Plan was amended to specifically state that any payments made pursuant to the Transition Plan are subject to the Company’s clawback policy. All capitalized terms above that are undefined have the meaning ascribed to them in the Transition Plan.

In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to: (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value; (b) provide greater retention rates among key employees; and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

Prior to the Transition Plan, certain of the named executive officers had employment agreements with the Company. As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2 or Level 3. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Michael J. McRoberts	2
Steven L. Keller	2
Jody Pollard	2
Scott Anderson	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination. The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever. Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one-half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts and Jody Pollard are not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant, provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts and Jody Pollard are not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2022.

Key definitions used in the Transition Plan include the following:

●    “Involuntary Termination” means termination of a participant’s employment with the Company: (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●    “Cause” means: (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●    “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●    “Good Reason” means  the occurrence of any of the following events without the participant’s written consent: (a) prior to or following a Change in Control, a material adverse change in the participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) prior to or following a Change in Control, a failure to pay the participant’s base salary or a reduction in the participant’s base salary (other than a one-time reduction in the participant’s base salary of less than 5% in connection with an across-the-board reduction in the base salaries of all similarly situated employees of the Company); (c) following a Change in Control, a material reduction in the participant’s total compensation or in the benefits or perquisites provided to the participant (excluding the substitution of substantially equivalent benefits or perquisites), in each case as provided to the participant immediately prior to the Change of Control; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; or (e) in connection with a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under the Transition Plan.

●    “Change in Control” means the occurrence of any of the following: (a) any person (other than W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity as a result of such merger or consolidation; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

●    “Incumbent Director” means (a) any member of the Company’s Board of Directors on January 1, 2019, or (b) any individual appointed or elected to the Company’s Board of Directors after January 1, 2019, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 LTIP and the related forms of stock option agreement and restricted stock award agreement, as applicable (collectively, “Incentive Plan”), unvested equity awards are subject to a modified vesting schedule upon the death or disability of a participant, including each named executive officer. Upon “Retirement” (as defined below), a named executive officer’s unvested stock options and restricted stock awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options and restricted stock awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of sixty (60).

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plan.

2022 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination Absent a Change in Control ($)		Involuntary Termination Upon a Change in Control ($)		Death/Disability ($)
W.M. “Rusty” Rush	Cash payments	6,458,000	(3)	6,458,000	(3)	−
	Acceleration of equity awards	−		11,135,873		11,135,873	(4)
	Continuation of life and health insurance	109,964	(5)	109,964	(5)	−
	280G Gross-Up (2)	−		−		−
Total		6,567,964		17,703,837		11,135,873

Michael J. McRoberts	Cash payments	945,838	(6)	2,587,756	(7)	−
	Acceleration of equity awards	−		4,388,563	(4)	4,388,563	(4)
	Continuation of life and health insurance	7,613	(8)	15,226	(9)	−
	280G Gross-Up (2)	−		−		−
Total		953,451		6,991,545		4,388,563

Steven L. Keller	Cash payments	872,384	(6)	2,474,768	(7)	−
	Acceleration of equity awards	−		2,778,391	(4)	2,778,391	(4)
	Continuation of life and health insurance	23,374	(8)	46,748	(9)	−
	280G Gross-Up (2)	−		−		−
Total		895,758		5,229,907		2,778,391

Jody Pollard	Cash payments	799,000	(6)	2,261,000	(7)	−
	Acceleration of equity awards	−		2,592,700	(4)	2,592,700	(4)
	Continuation of life and health insurance	27,109	(8)	54,218	(9)	−
	280G Gross-Up (2)	−		−		−
Total		826,109		4,907,918		2,592,700

Scott Anderson	Cash payments	824,220	(6)	2,383,440	(7)	−
	Acceleration of equity awards	−		2,470,763	(4)	2,470,763	(4)
	Continuation of life and health insurance	19,672	(8)	39,344	(9)	−
	280G Gross-Up (2)	−		−		−
Total		843,892		4,893,547		2,470,763

(1)

Amounts reflected in the table were calculated assuming a December 30, 2022, termination date, which was the last business day of the 2022 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts and Jody Pollard are not entitled to any Section 280G excise tax gross-up payment.

(3)	The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) the average annual cash bonus received in the three previous calendar years.

(4)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 30, 2022, of $52.28 and $56.27, respectively.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2022.

(6)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, plus (b) one-half times his annual cash bonus received for the 2022 calendar year.

(7)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, plus (b) two times his highest annual cash bonus received in any of the previous five years.

(8)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2022.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2022.

CEO Pay Ratio

For the 2022 fiscal year, the ratio of the annual total compensation of W.M. “Rusty” Rush, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was approximately 141 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was the close of business on December 31, 2022 (the “Determination Date”). We did not use the same Median Employee in our calculation of the pay ratio for the 2022 fiscal year as we did in the calculation of the pay ratio for our 2021 fiscal year because we determined that it was appropriate to identify a new Median Employee due to an increase in our employee population during 2022.

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Rush under the “Summary Compensation Table” for the 2022 fiscal year. For purposes of this disclosure, Median Annual Compensation was $73,164, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had a total of 7,985 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries as of the Determination Date and excluding employees who did not receive compensation during 2022 due to family, medical, military or company leave. This number includes employees of RTC Canada and the compensation for such employees was expressed in USD by converting CAD to USD at the applicable exchange rate on December 31, 2023. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2022, and ending on December 31, 2022, for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, as reflected on all payroll earnings statements issued during 2022, but excluding any allowances for items that were considered business expense reimbursements, such as automobile or mobile phone allowances, and any other Company-related expenses that were reimbursed during 2022. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals. Once the Median Employee was identified, the Median Annual Compensation for such employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On
Fiscal Year	Summary Compensation Table Total PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEO's(3)	Average Compensation Actually Paid to Non-PEO NEO's(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (millions)(7)	Income from Continuing Operations before Taxes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$10,318,263	$10,365,259	$2,342,196	$2,351,199	$184.90	$146.30	$391.8	$509.3
2021	$8,468,391	$13,689,306	$1,988,353	$3,392,607	$183.74	$138.72	$241.4	$313.6
2020	$6,206,115	$10,880,635	$1,533,642	$2,305,166	$130.85	$121.33	$114.8	$151.7

(1)

The dollar amounts reflected in the columns labeled “(b)” are the amounts of total compensation reported for W.M. “Rusty” Rush for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”

(2)

The dollar amounts reported in the columns labeled “(c)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K and referred to as “CAP”) to W.M. “Rusty” Rush. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rush during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rush’s total compensation for each year (as reported in the “Total” column of the applicable “Summary Compensation Table”) to determine his CAP:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value of Current Year Equity Awards at Year End	Change in Value of Prior Years' Awards Unvested as of Year End	Change in Value of Prior Years' Awards that Vested during the Year	Total Adjustment to Equity Value Included in Compensation Actually Paid
2022	$(4,081,350)	$4,535,300	$15,691	$(422,645)	$4,128,346
2021	$(3,415,300)	$4,154,850	$3,485,490	$995,875	$8,636,215
2020	$(2,468,175)	$4,709,625	$2,665,955	$(232,885)	$7,142,695

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Michael J. McRoberts, Steven L. Keller, Jody Pollard and Scott Anderson; (ii) for 2021, Michael J. McRoberts, Steven L. Keller, Derrek Weaver and Scott Anderson; and (iii) for 2020, Michael J. McRoberts, Steven L. Keller, Derrek Weaver and James E. Thor.

(4)

The dollar amounts reported in column (e) represent the average CAP for the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation (as reported in the “Total” column of the applicable “Summary Compensation Table”) for the non-PEO NEOs as a group for each year to determine the average CAP for such group:

Fiscal Year	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value of Current Year Equity Awards at Year End	Change in Value of Prior Years' Awards Unvested as of Year End	Change in Value of Prior Years' Awards that Vested during the Year	Total Adjustment to Equity Value Included in Compensation Actually Paid
2022	$(1,051,330)	$1,166,379	$(1,785)	$(104,261)	$1,060,334
2021	$(887,894)	$1,080,702	$941,408	$270,038	$2,292,148
2020	$(640,461)	$1,233,561	$482,066	$(303,642)	$1,411,985

(5)

The dollar amounts reported in column (f) show the cumulative total shareholder return (“TSR”) with respect to our Class A Common Stock is calculated in accordance with the requirements of Item 402(v) of Regulation S-K assuming $100 was invested at the closing price per share on December 31, 2019.

(6)

The dollar amounts reported in column (g) show the peer group cumulative TSR, as calculated in accordance with the requirements of Item 402(v) of Regulation S-K assuming a $100 investment at the closing price per share of each peer group member on December 31, 2019, with each peer group member’s TSR weighted based on its stock market capitalization at the close of trading on December 31, 2019. The peer group represented above is the peer group that we use in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K.

(7)	The dollar amounts reported in column (h) represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.

(8)

As described in greater detail in “Compensation Discussion and Analysis,” in making compensation decisions the Compensation Committee engages in a subjective assessment of the NEO’s accomplishment and contribution to the Company and does not award compensation (the amount, vesting or payment of which) that is expressly tied to pre-established financial performance measures. The Compensation Committee historically has reviewed and considered the Company’s income from continuing operations before taxes as part of its subjective assessment of each NEO’s performance and, in particular, as a factor in determining annual discretionary cash bonuses payable to each NEO.

Analysis of the Information Presented in the Pay Versus Performance Table

As described in greater detail in in “Compensation Discussion and Analysis,” the Compensation Committee’s goal with respect to executive compensation is to: (a) provide a competitive compensation package that enables us to attract, motivate and retain talented executives; (b) reward executives when we perform well financially, while not encouraging them to take unnecessary risks that could threaten our long-term sustainability; and (c) align executives’ interests with those of our shareholders. In the furtherance of this goal, the Compensation Committee does not use quantitative performance measures in determining executive compensation. The Compensation Committee believes that basing individual performance on quantitative performance measures increases the possibility that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

The charts below show the relationship between the CAP of our PEO and the average CAP of our non-PEO NEOs and our TSR and net income for each of the covered years:

Table of Performance Measures

The following table presents the performance measures that Compensation Committee considers to have been the most important in its executive compensation program linking pay to performance in 2022.

Income from Continuing Operations before Taxes (financial)
Net income (financial)
Evaluations of individual performance (non-financial)

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

William H. Cary, Chairman

Thomas A. Akin

Raymond J. Chess

Troy A. Clarke

DIRECTOR COMPENSATION

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Ms. Mendoza and Messrs. Akin, Chess, Cary, Dr. Guglielmo and Clarke.

The Company’s 2022 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock.

2022 Annual Retainer

The 2022 annual retainer was as follows:

●	Each nonemployee director received an annual retainer of $105,000 for service on the Board of Directors;

●	The Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000; and

●	The Chairman of the Audit Committee received an additional annual retainer of $20,000.

2022 Stock Awards

Messrs. Akin and Clarke and Dr. Guglielmo each received an outright grant of 2,757 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $145,000. In lieu of an outright grant of 2,757 shares of the Company’s Class A Common Stock, Ms. Mendoza elected to receive an outright grant of 1,930 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $101,500, and $43,500 cash. In lieu of an outright grant of 2,757 shares of the Company’s Class A Common Stock, Messrs. Cary and Chess elected to receive an outright grant of 1,654 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $87,00, and $58,000 cash.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Deferred Compensation Plan. Prior to May 2021, the Deferred Compensation Plan allowed participants to elect to defer payment of a portion of their director fees and any RSU awards. The Company no longer grants RSUs to nonemployee directors and the Deferred Compensation Plan no longer permits the deferral of RSUs. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. The only nonemployee director currently participating in the Deferred Compensation Plan is Mr. Akin, and as of December 31, 2022, the aggregate balance of his account was $1,009,142. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2022 Nonqualified Deferred Compensation” table set forth above.

The following table summarizes the compensation paid to our nonemployee directors who served during 2022:

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)	Total ($)
W.M. “Rusty” Rush(4)	−	−	−	−	−
Thomas A. Akin	125,000	144,963	−	−	269,963
Raymond J. Chess	163,000	86,967	−	−	249,967
William H. Cary	168,000	86,967	−	−	254,967
Dr. Kennon H. Guglielmo	110,000	144,963	−	−	254,963
Elaine Mendoza	148,500	101,479	−	−	249,979
Troy A. Clarke	105,000	144,963			249,963

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”) and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards granted in 2022 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, is not entitled to any director compensation. See the 2022 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2022 compensation.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC;

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

William H. Cary
Elaine Mendoza
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2021, and December 31, 2022, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2021	2022
Audit Fees(1)	$1,155,500	$1,478,045
Audit-related Fees(2)	—	$—
Tax Fees(3)	$442,630	$441,158
All Other Fees(4)	—	14,430
Total	$1,598,130	$1,933,633

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2021 and 2022, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2021 and 2022, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by EY in 2021 and 2022.

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)

There were no fees for products and services rendered by EY in 2021, other than the services reported under “Audit Fees” and “Tax Fees.” The other fees for professional services rendered by EY in 2022 were related to an ESG workshop provided by EY.

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

The Company’s Policy Regarding Hedging or Pledging of Company Stock

The Company prohibits all of its employees and directors from hedging the Company’s stock. The Company’s executive officers and directors are prohibited from pledging shares of the Company’s stock without the preapproval of the Company’s General Counsel, which is only expected to be granted under very limited circumstances.

As of [  ], 2023, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, has pledged (a) 88,190 shares of Class A Common Stock and (b) 1,124,920 shares of Class B Common Stock as collateral to a financial institution as security for a personal loan obligation. In accordance with the Company’s policy, the General Counsel approved this pledge, as did the Company’s Board of Directors. None of the Company’s other executive officers or directors have pledged any of the Company’s stock.

Certain Relationships and Related Transactions

In 2022, the Company, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer and a financial institution entered into a right of first refusal agreement related to a personal loan of Mr. Rush’s that is secured by a pledge of certain of his shares of Class A Common Stock and Class B Common Stock. While the Company is not a party to Mr. Rush’s personal loan, the right of first refusal agreement provides the Company with the right, but not the obligation, to purchase the shares pledged as collateral in the event Mr. Rush is ever in default under the terms of the loan. Because there is no obligation for the Company to purchase the shares subject to the right of first refusal agreement, the Company’s entry into the agreement does not meet the definition of a “related person” transaction” (as defined by the SEC). However, if the Company were to exercise its rights under the agreement, such transaction would become a “related person” transaction.

The Company’s Audit Committee reviews and approves all “related-person transactions” as required by the NASDAQ® Global Select Market, the applicable rules of the SEC and the Audit Committee’s charter. The right of first refusal agreement described above was approved by the Audit Committee and the Board of Directors in accordance with its policies described below.

The Board of Directors, acting upon the recommendation of the Audit Committee, has established procedures that require that all requests for approval of proposed related-person transactions be submitted to the Company’s General Counsel and referred for approval or ratification by the Audit Committee. The Audit Committee reviews any related-person transaction, and only transactions which the Audit Committee finds to be in the best interests of the Company and its shareholders are approved or ratified. In considering whether to approve a related-person transaction, the Audit Committee considers the following factors, to the extent relevant: (a) whether the transaction is of the type that is undertaken in the ordinary course of the Company’s business; (b) whether the transaction is being initiated by the Company or the related person; (c) whether the terms of the related-person transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person; (d) the purpose of, and the potential benefits to the Company of, the transaction; (e) the approximate dollar value of the transaction, particularly as it relates to the related person; (f) the related person’s interest in the transaction and (g) any other information regarding the related person or transaction that would be material to investors in light of the circumstances of the transaction. If a related-person transaction is expected to be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow and shall review and assess such guidelines and compliance at least annually.

Other Matters

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should properly arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Michael Goldstone

APPENDIX A

RUSH ENTERPRISES, INC.

AMENDED AND RESTATED

2007 LONG-TERM INCENTIVE PLAN

(as amended and restated on May 16, 2023)

ARTICLE 1

GENERAL PLAN INFORMATION

1.1         Background. The Plan permits the grant to Employees of cash and equity-based incentive compensation opportunities, including Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Options, including ISOs, NQSOs, and Other Awards such as Stock Appreciation Rights and Cash Incentive Awards.

1.2         Objectives. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3         Duration of the Plan. The Plan shall be effective on the date it is approved by shareholders.  The Plan shall remain in effect until terminated pursuant to Article 16, subject to the right of the Committee to amend or terminate the Plan at any time or until there are no more Shares available for issuance under the Plan and all cash Awards have been paid or forfeited, pursuant to the Plan’s provisions.

ARTICLE 2
DEFINITIONS

As used herein, the masculine includes the feminine and the singular includes the plural, and vice versa, and the following terms shall have the meanings set forth below, unless otherwise clearly required by the context.

2.1         “Assumed Award” shall have the meaning ascribed thereto in Article 15.

2.2         “Award” means a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards.

2.3         “Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to the Plan.  An Award Agreement may be in hard copy, electronic form or such other form as the Company may permit.

2.4         “Board” means the Board of Directors of the Company.

2.5         “Cash Incentive Award” means a performance-based cash incentive Award granted pursuant to Section 9.5.

2.6         “Cause” shall have the meaning ascribed any employment, consulting or similar agreement with the Company or Subsidiary to which the Participant is a party or, if there is no such agreement or if such agreement does not define “Cause,” then “Cause” shall mean (a) the Participant’s plea of guilty or nolo contendere to, or conviction for, the commission of a felony or a crime of moral turpitude; (b) the Participant’s willful fraud, misappropriation, embezzlement, or material breach of a fiduciary duty owed to the Company or a Subsidiary; (c) the Participant’s violation of a written policy of the Company or a Subsidiary, which violation causes material harm to the Company’s or Subsidiary’s business interests, reputation or goodwill; (d) the Participant’s willful misconduct or gross or willful neglect in the performance of his or her duties on behalf of the Company or Subsidiary (other than as a result of the Employee’s incapacity due to physical or mental illness or injury); (e) the Employee’s material breach of any written agreement between the Employee and the Company or any Subsidiary; (f) the Employee’s breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company or any Subsidiary; (g) the Employee’s refusal or willful failure to substantially perform his or her duties on behalf of the Company and its Subsidiaries; or (h) any other action by the Employee that materially harms the business interests, reputation, or goodwill of the Company or any Subsidiary. The determination by the Committee as to whether “Cause” exists shall be final, conclusive and binding on the Participant.

2.7         “Change of Control” shall be deemed to have occurred if and when, after the Effective Date –

(a)         any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than W.M. “Rusty” Rush or his estate, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

(b)         at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction);

(c)         the Company consummates a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)         the Company’s shareholders approve a plan of complete liquidation of the Company or there is consummated an agreement of sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (i) at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

2.8         “Code” means the Internal Revenue Code of 1986, as amended.

2.9         “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants who are Employees.

2.10         “Company” means Rush Enterprises Inc., a Texas corporation, and any successor thereto.

2.11         “Disability” means, unless otherwise determined by the Committee, a recipient’s absence from employment or other service for at least 180 days in any 12-month period as a result of his or her incapacity due to physical or mental illness, as determined by the Committee.

2.12         “Effective Date” means the date the Plan becomes effective in accordance with Section 1.3.

2.13         “Employee” means any employee or consultant of the Company or a Subsidiary.

2.14         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15         “Fair Market Value” means, as of any date, the value of the respective class of Shares determined as follows:

(a)         if the respective Shares are listed on any established stock exchange or a national market system, including without limitation, Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market, its fair market value will be the closing sales price of such respective Shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange or system with the greatest volume of trading in the respective Shares) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee or Board deems reliable; or

(b)         if the respective Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the fair market value of such respective Shares will be the mean between the high bid and high asked prices for such Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee or the Board deems reliable; or

(c)         in the absence of an established market for such respective Shares of the type described in (a) and (b), above, the fair market value thereof will be determined by the Committee or the Board in good faith.

2.16         “Good Reason” shall have the meaning ascribed any employment, consulting or similar agreement with the Company or Subsidiary to which the Participant is a party or, if there is no such agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall mean (a) a material diminution in the Participant’s authority, duties or responsibilities, (b) a material diminution in the Participant’s base salary or total cash compensation (including base salary and target bonus opportunity), (c) a material change in the geographic location at which the Participant must perform services (including, without limitation, a change in the Participant’s assigned workplace that increases the Participant’s one-way commute by more than 35 miles), provided in each case only if such diminution or change is effected by the Company without the Participant’s written consent. No voluntary resignation by the Participant pursuant to (a), (b) or (c) hereof shall be treated as an Involuntary Termination unless the Participant gives written notice to the Committee advising the Company of such intended resignation (along with the facts and circumstances constituting the condition asserted as the reason for such resignation) within thirty (30) days after the time the Participant becomes aware of the existence of such condition and provides the Company a cure period of thirty (30) days following such date that notice is delivered. If the Committee determines that the asserted condition exists and the Company does not cure such condition within the thirty (30)-day cure period, the Participant’s termination of employment or service shall be effective on such thirtieth (30th) day of the cure period.

2.17         “Involuntary Termination” shall have the meaning ascribed to such term in the Award Agreement or other written agreement entered into between the Company and a Participant, or if the term is not defined in the Award Agreement or other written agreement entered into between the Company and a Participant, shall mean the termination of the employment or service of the Participant which occurs by reason of such Participant’s (a) involuntary termination by the Company or a Subsidiary for reasons other than for Cause or (b) voluntary resignation for Good Reason.

2.18         “ISO” means an Option that is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code.

2.19         “NQSO” means an Option that is not designated by the Committee as an ISO.

2.20         “Option” means an incentive stock option or a nonqualified stock option granted pursuant to the Plan.

2.21         “Other Award” means an Award granted to a Participant pursuant to Article 9.

2.22         “Participant” means an Employee who has been selected to receive an Award or who holds an outstanding Award.

2.23         “Performance Share” means an Award granted pursuant to Article 8, which, on the date of grant, shall have a value equal to the Fair Market Value of a Share on that date.

2.24         “Performance Unit” means an Award granted pursuant to Article 8, which shall have an initial value established by the Committee on the date of grant.

2.25         “Plan” means the Rush Enterprises, Inc. Long-Term Incentive Plan, as it is set forth herein and as it may be amended and restated from time to time.

2.26         “Restricted Stock” means an Award granted pursuant to Section 7.1.

2.27         “Restricted Stock Unit” means an Award granted pursuant to Section 7.5.

2.28         “Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion) and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7.

2.29         “Share” means a share of the Company’s Class A Common Stock, $.01 par value per share, or a share of the Company’s Class B Common Stock, $.01 par value per share, as the case may be.

2.30         “Share Pool” means the number of Shares available under Section 4.1, as adjusted pursuant to Section 4.3.

2.31         “Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Article 9.

2.32         “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect ownership interest of at least 50%, and (b) any corporation, partnership, joint venture, or other entity in which the Company holds a direct or indirect ownership interest of less than 50% but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan; provided that the Shares subject to any Award constitute “service recipient stock” for purposes of Section 409A of the Code or otherwise do not subject the Award to Section 409A of the Code.

2.33         “Ten Percent Shareholder” means a Participant who owns stock of the Company possessing more than ten percent of the total combined voting of all classes of stock of the Company or its parent or subsidiary corporation (within the meaning of Section 422(b) of the Code).

ARTICLE 3
ADMINISTRATION

3.1         General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee; provided, that, the Board may, in its sole discretion, make awards under the Plan.  The Committee shall consist exclusively of two or more non-employee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2         Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding Award, provided that no such amendment may accelerate vesting of any Award except in connection with the Participant’s death or Disability; determine, in accordance with Section 10.4, whether and on what terms and conditions outstanding Awards will be adjusted for dividend equivalents (i.e., a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented or covered by an outstanding Award held by the Participant); and establish a program pursuant to which designated Participants may receive an Award under the Plan in lieu of compensation otherwise payable in cash.  Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3         Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.  Without limiting the foregoing, the Committee may delegate administrative duties to such person or persons as it deems appropriate.  The Committee may not delegate its authority with respect to non-ministerial actions with respect to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

3.4         Decisions Binding. All determinations and decisions made by the Committee, and all related orders and resolutions of such committee shall be final, conclusive, and binding on all persons.

3.5         Prohibitions on Repricing and Buyback. The Board and the Committee may not reprice Options or SARs granted under the Plan, either by amending an existing award agreement or by substituting a new Award at a lower price. The Board and the Committee are also prohibited from providing stock, cash, or other consideration to a Participant in exchange for the cancellation of any Option or SAR with an exercise price higher than the Fair Market Value of the Shares covered by the Option or SAR.

3.6         Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, Awards granted after the Effective Date shall not vest earlier than the date that is one year following the grant date of the Award; provided, however, that notwithstanding the foregoing: (a) the Committee may, at the time of grant of an Award, provide in an Award Agreement or other written agreement entered into between the Company and a Participant that such vesting restrictions will lapse within one (1)-year of the Award’s grant date as a result of the Participant’s death or Disability or the occurrence of a Change of Control; (b) such vesting restrictions shall lapse within one (1) year of the Award’s grant date to the extent provided in Article 15; and (c) Awards granted after the Effective Date that result in the issuance of an aggregate of up to five percent (5%) of the Shares that may be authorized for grant under Section 4.1 of the Plan (as such authorized number of Shares may be adjusted as provided under the terms of the Plan) may be granted to any one or more Participants without respect to such one (1)-year minimum vesting provision. The vesting schedule shall be set forth in the Award Agreement.

ARTICLE 4
SHARES SUBJECT TO THE PLAN
AND MAXIMUM AWARDS

4.1         Number of Shares Issuable under the Plan. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.  Subject to adjustment as provided in Section 4.3, there shall be reserved for issuance under Awards 14,400,000 shares of Class A Common Stock and 6,000,000 shares of Class B Common Stock.  For the purposes hereof, the following Shares covered by previously-granted Awards will be deemed not to have been issued under the Plan and will remain in the Share Pool: (a) Shares covered by the unexercised portion of an Option or SAR that terminates, expires, is canceled or is settled in cash, (b) Shares forfeited or repurchased under the Plan, and (c) Shares covered by Awards that are forfeited, canceled, terminated or settled in cash. The following Shares covered by previously granted Awards will be deemed to have been issued under the Plan and will be removed from the Share Pool: (x) Shares withheld in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award and (y) Shares subject to SARs or a similar Award but not actually issued or delivered in connection with the exercise or settlement of the Award.

4.2         Individual Award Limitations. The maximum aggregate number of Shares that may be granted to any one Participant in any one year under the Plan with respect to Options or SARs shall be 150,000.  The maximum aggregate number of Shares that may be granted to any one Participant in any one year with respect to Restricted Stock or Restricted Stock Units shall be 150,000.  The maximum aggregate number of Shares that may be received by any one Participant in any one year with respect to Performance Shares or Performance Units shall be 150,000.  The maximum aggregate amount of cash that may be received by any one Participant in any one year with respect to Cash Incentive Awards shall be $10,000,000.

4.3         Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for grant under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limits set forth in Section 4.2, as may be determined to be appropriate and equitable by the Committee, in its discretion, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided, that, the number of Shares subject to any Award shall always be a whole number.  In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

ARTICLE 5
ELIGIBILITY AND PARTICIPATION

5.1         Eligibility. All Employees are eligible to participate in the Plan.  Only employees of the Company or a Subsidiary may be granted ISOs.

5.2         Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.

ARTICLE 6
STOCK OPTIONS

6.1         Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2         Option Exercise Price. The Option exercise price under each Option shall not be less than 100% of the Fair Market Value of the respective Share on the date the Option is granted.  Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option exercise price under each ISO shall not be less than 110% of the Fair Market Value of the respective Share on the date the Option is granted.

6.3         Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that no Option shall be exercisable after the tenth anniversary of its date of grant.  Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall not be exercisable after the fifth anniversary of its date of grant.

6.4         Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.  Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5         Payment.  The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise as follows:

(a)         in cash or its equivalent;

(b)         at the discretion of the Committee, in Shares having a Fair Market Value equal to the aggregate Option exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months;

(c)         at the discretion of the Committee, partly in cash (or its equivalent) and partly in Shares;

(d)         through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option exercise price for the Shares being purchased; or

(e)         through such other means as shall be prescribed in the Award Agreement or by the Committee or the Board.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment of the Option exercise price, the Company may deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the participant and the Participant’s spouse), one or more Share certificates for the Shares purchased under the Option(s).

6.6         Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code and/or applicable regulations, the following additional provisions shall apply to the grant of Options that are intended to qualify as ISOs:

(a)         Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided, that, to the extent that such limitation is exceeded, any Options on Shares with a Fair Market Value in excess of such amount shall be deemed to be NQSOs.

(b)         Code Section 422.  ISOs shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code.  Moreover, no ISOs may be granted more than ten years from the earlier of the date on which the Plan was adopted by the Board or the date the Plan received shareholder approval.

ARTICLE 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1         Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

7.2         Restrictions.

(a)         The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock as the Committee may determine including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

(b)         The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

(c)         Except as otherwise provided in this Article, Shares of Restricted Stock that have not yet been forfeited or canceled shall become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

7.3         Voting Rights. Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4         Restricted Stock Units. In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may determine (including, but not limited to, requiring or permitting deferral of the payment of such Awards after the time that Participants become vested in them, notwithstanding any provision to the contrary in Section 7.2).  Each Restricted Stock Unit shall have the value of one respective Share.  Restricted Stock Units may be paid at such time as the Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion.

ARTICLE 8
PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1         Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2         Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of the respective Share on the date of grant.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, shall determine the number and/or value of Performance Units/Shares that shall be paid out to the Participant.

8.3         Earning Performance Units/Shares. Subject to the terms of the Plan, after the applicable performance period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4         Form and Timing of Payment of Performance Units/Shares.

(a)         Distributions. Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable performance period.  Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable performance period.  Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

(b)         Voting Rights. At the discretion of the Committee, Participants may be entitled to exercise voting rights with respect to Shares that have been earned in connection with grants of Performance Units and/or Performance Shares, but not yet distributed to Participants.

ARTICLE 9
OTHER AWARDS

9.1         General. Subject to the terms of the Plan, the Committee may grant any types of Awards other than those that are specifically set forth in Articles 6 through 8, including, but not limited to, SARs, Cash Incentive Awards and the payment of Shares in lieu of cash under any Company incentive bonus plan or program.  Subject to the terms of the Plan, the Committee, in its sole discretion, shall determine the terms and conditions of such Other Awards.

9.2         Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee; provided that the SAR exercise price under each SAR shall not be less than 100% of the Fair Market Value of the respective Share on the date the SAR is granted.  The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.  The grant price of an SAR shall equal the Fair Market Value of the respective Share on the date of grant of the SAR.

9.3         Term of SARs. The term of an SAR shall be determined by the Committee, in its discretion; provided that such term shall not exceed ten years.

9.4         Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)         the excess of the Fair Market Value of the respective Share on the date of exercise over the grant price, by

(b)         the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

9.5         Cash Incentive Awards. Incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated as cash amounts, may be granted under the Plan, subject to achievement of specified performance goals established by the Committee.  At the expiration of the applicable performance period, the Committee shall determine whether and the extent to which the performance goals are achieved and the extent to which each Cash Incentive Award has been earned.  The amount (if any) payable to a Participant in respect of a Cash Incentive Award will be paid in cash as soon as practicable after such amount is determined, subject to such deferral conditions as may be permitted or prescribed consistent with the requirements of Section 409A of the Code.

ARTICLE 10
AWARD AGREEMENTS

10.1         In General. Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Committee shall determine and that shall specify -

(a)         in the case of an Option or SAR, the number of respective Shares to which the Option or SAR pertains, the Option exercise price or SAR grant price, the term of the Option or SAR, the schedule on which the Option or SAR becomes exercisable, and, in the case of an Option, whether it is intended to be an ISO or an NQSO;

(b)         in the case of Restricted Stock or Restricted Stock Units, the number of respective Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);

(c)         in the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and

(d)         in the case of a Cash Incentive Award, the amount that may be earned and the performance goals.

10.2         Severance from Service. Each Award Agreement shall set forth the extent to which the Participant shall have rights under the Award following the Participant’s severance from service with the Company and its Subsidiaries.  The Award Agreement may make distinctions based on the reason for the Participant’s severance from service.

10.3         Restrictions on Transferability. Subject to the provisions of the Plan, each Award Agreement shall set forth such restrictions on the transferability of the Award and on the transferability of Shares acquired pursuant to the Award as the Committee may deem advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or then traded, and under any blue sky or state securities laws applicable to such Shares.  In the case of an ISO (and in the case of any other Award, except as otherwise provided in the Award Agreement), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10.4         Dividend and Dividend Equivalents. The Committee may provide that any Award (other than Options and Stock Appreciation Rights) that relates to Shares shall earn dividends (or dividend equivalents) declared with respect to such Shares; provided, however, that the Committee may not provide for the current payment of dividends (or dividend equivalents) declared with respect to any Shares subject to an outstanding Award (or portion thereof) that has not vested. For any such Award, the Committee may provide only for the accrual of dividends (or dividend equivalents) that will not be payable to the Participant unless and until, and only to the extent that, the Award vests. Rights to receive dividends (or dividend equivalents) shall be as specified in the Award Agreement or pursuant to a resolution adopted by the Committee with respect to outstanding Awards, provided that no dividends (or dividend equivalents) shall be paid or accrued on Options or Stock Appreciation Rights.

10.5         Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

ARTICLE 11
PERFORMANCE MEASURES

11.1         Performance Criteria. Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured or applied to an individual, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate, may be expressed in absolute or relative terms, and shall be chosen from among, and may include any combination of, the following:

(a)         income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, profits before or after taxes, net income or earnings per share);

(b)         return measures (including, but not limited to, return on assets, investment, equity, or sales or pre-tax margin);

(c)         cash flow thresholds;

(d)         cash flow return on investments, which equals net cash flows divided by owners’ equity;

(e)         gross revenues;

(f)         sales results;

(g)         market share results;

(h)         market value added;

(i)         debt measures (including, without limitation, debt multiples);

(j)         economic value added;

(k)         share price (including, but not limited to, growth measures and total shareholder return); or

(l)         any other performance criterion selected by the Committee in its discretion.

11.2         Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals. The Committee may also, in its sole discretion, adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(a)         asset write-downs;

(b)         litigation or claim judgments or settlements;

(c)         the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d)         any reorganization and restructuring programs;

(e)         extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

(f)         acquisitions or divestitures;

(g)         any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h)         foreign exchange gains and losses; and

(i)         a change in the Company’s fiscal year.

11.3         Certification. In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been achieved.  For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification.  No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

ARTICLE 12
BENEFICIARY DESIGNATION

Each Participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

ARTICLE 13
DEFERRALS

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards, all in accordance with such procedures and upon such terms and conditions as the Committee, acting in its discretion, may prescribe, subject to, and in accordance with, Section 409A of the Code.

ARTICLE 14
NO RIGHT TO EMPLOYMENT OR PARTICIPATION; CLAWBACK

14.1         Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2         Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

14.3         Clawback. Notwithstanding any other provisions in this Plan, all Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as the same may be amended from time to time. Without limiting the foregoing, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. Further, the Committee may, at the time of grant of an Award, impose such other clawback, recovery or recoupment provisions in the Award Agreement for such Award as the Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

ARTICLE 15
CHANGE OF CONTROL

Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change of Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then immediately prior to the Change of Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse and, following the consummation of such Change in Control, all such Awards shall terminate and cease to be outstanding. Notwithstanding any other provision of the Plan to the contrary, the number or value of any Award that is based on performance criteria or performance goals that shall become fully earned, vested, exercisable and free of forfeiture restrictions upon occurrence of the events described in the immediately preceding sentence shall be the greater of (a) such number or value determined by the actual performance attained during the applicable performance period to the time of the Change of Control or (b) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the Change of Control.

In addition, if an Option or SAR (or portion thereof) is not assumed or substituted for in the event of a Change of Control, the Committee will notify the Participant in writing or electronically that the Option or SAR (or its applicable portion) will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the Option or SAR (or its applicable portion) will terminate upon the expiration of such period. Any such Option or SAR that is not exercised upon the expiration of such period shall be terminated upon the consummation of the Change of Control in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Option of SAR (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Option or SAR, then such Option or SAR shall be terminated by the Company without payment).

For the purposes of this Article 15, an Award will be considered assumed (an “Assumed Award”) if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change of Control. Upon the Participant’s Involuntary Termination at any time during the two (2)-year period after a Change of Control, (a) any Assumed Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (b) all Options and SARs held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change of Control or that constitute Assumed Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

Notwithstanding anything in this Article 15 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s written consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

ARTICLE 16
AMENDMENT AND TERMINATION

16.1         Amendment and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

16.2         Term of the Plan. Unless sooner terminated, the Plan shall terminate on May 16, 2033.

16.3         Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall cause, without the consent of the Participant, any previously granted Awards to be forfeited or altered in a way that adversely affects the Participant.  After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement.

ARTICLE 17
TAX WITHHOLDING

17.1         Tax Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2         Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

ARTICLE 18
SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19
LEGAL CONSTRUCTION

19.1         Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.2         Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.3         Section 409A Compliance. Except as otherwise specifically provided by the Committee at the time an Award is made, any Award providing for a deferral of compensation must satisfy the requirements of Section 409A.  Toward that end, if any payment or benefit received or to be received by a Participant pursuant to an Award would cause the Participant to incur a penalty tax or interest under Section 409A of the Code or any regulations or Treasury Department guidance promulgated thereunder, the Committee may reform the provision(s) of such Award in order to avoid to the maximum extent practicable the incurrence of any such penalty tax or interest.

19.4         Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Texas (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

APPENDIX B

RUSH ENTERPRISES INC.
2004 EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated on May 16, 2023)

1.    Purpose of Plan.

The purpose of the Plan is to advance the interests of Rush Enterprises Inc., a Texas corporation (the “Company”), and its shareholders by providing employees of the Company and its subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of common stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and provisions of the Plan shall be construed consistent with such intention.

2.    Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1         “Agent” means the party or parties designated by the Company to provide Share Accounts and certain administrative services in connection with the Plan.

2.2         “Board” means the Board of Directors of the Company or any committee thereof to which the Board of Directors has delegated authority with respect to the Plan.

2.3         “Common Stock” means the Class A common stock, par value $.01 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 11 of the Plan.

2.4         “Committee” means the Compensation Committee of the Board, or such successor committee that meets the criteria specified in Section 3.

2.5         “Contribution Account” means an account established for each Participant to which payroll deductions under the Plan are credited in accordance with Section 7.

2.6         “Employee” means any person, including an officer, who is employed on a full-time or part-time basis by the Company or any of its Subsidiaries.

2.7         “Ending Date” means the last day of each Offering Period.

2.8         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9         Fair Market Value” means, with respect to the Common Stock, as of any date:

(a)

if the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market of The NASDAQ Stock Market, or the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(b)	if the Common Stock is not so listed, such price as is determined in the manner specified by the Committee in its sole discretion, such manner to be acceptable under Section 423 of the Code.

2.10“    Grant Date” means the first day of each Offering Period.

2.11“    Insider” means any Employee who is subject to Section 16 of the Exchange Act.

2.12“    Offering Period” means each six-month period beginning on January 1 and ending on June 30, or beginning on July 1 and ending on December 31.

2.13“    Participant” means an eligible Employee who elects to participate in the Plan in accordance with Section 6.

2.14“    Plan” means the Rush Enterprises Inc. 2004 Employee Stock Purchase Plan, as amended from time to time.

2.15“    Share Account” means the brokerage account established by the Agent for each Participant to which shares of Common Stock purchased under the Plan are credited in accordance with Section 9. The Share Account will be established pursuant to a separate agreement between each Participant and the Agent.

2.16“    Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3.    Administration.

The Plan shall be administered by the Committee (or any successor thereto appointed by the Board consisting of not less than three members, all of whom must be members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act). Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board, and may resign at any time upon written notice to the Board. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members, but action may be taken by the Committee without a meeting if unanimous written consent is given. In accordance with and subject to the provisions of the Plan, the Committee shall have authority to interpret the Plan, to make, amend and rescind rules and regulations regarding the Plan (including rules and regulations intended to insure that operation of the Plan complies with Section 16 of the Exchange Act), and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. To the extent consistent with corporate law, the Committee may delegate to any directors or officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Insiders. The Committee may request advice or assistance or retain the services of such other persons as are necessary for the proper administration of the Plan.

4.    Eligibility.

Any person who is (a) an Employee on the last day of the calendar month immediately preceding a Grant Date, (b) is not on long-term disability or unpaid leave status at that time, and (c) has reached the age of majority in the state or province in which he or she resides shall be eligible to participate in the Plan for the Offering Period beginning on such Grant Date, subject to the limitations imposed by Section 423(b) of the Code.

5.         Offering Periods.

Options to purchase shares of Common Stock shall be granted to Participants under the Plan through a series of consecutive Offering Periods. The first Offering Period under the Plan shall have a Grant Date of July 1, 2004 and an Ending Date of December 31, 2004. Offering Periods under the Plan shall continue until either (a) the Committee decides, in its sole discretion, to cancel future Offering Periods because the Common Stock remaining available under the Plan is insufficient to grant options to all eligible Employees, or (b) the Plan is terminated in accordance with Section 17 below. Notwithstanding the foregoing, and without limiting the authority of the Committee under Section 3, 11.2 and 17 of the Plan, the Committee, in its sole discretion, may (a) accelerate the Ending Date of the then current Offering Period and provide for the exercise of Options thereunder by Participants in accordance with Section 9 of the Plan, or (b) accelerate the Ending Date of the then current Offering Period and provide that all payroll deductions credited to the accounts of Participants will be paid to Participants as soon as practicable after such Ending Date and that all Options for such Offering Period will automatically be canceled and will no longer be exercisable.

6.         Participation.

Participation in the Plan is voluntary. An eligible Employee may become a Participant in the Plan by completing an enrollment form provided by the Company authorizing payroll deductions and the establishment of a Share Account, and filing the enrollment form with the Company’s Human Resources Department not later than the last business day of the month immediately preceding the Grant Date of the first Offering Period in which the Participant wishes to participate.

7.         Payroll Deductions.

7.1         Each Employee electing to participate in the Plan shall designate on the enrollment form the amount of money which he or she wishes to have deducted from his or her paycheck each pay day to purchase Common Stock pursuant to the Plan. The aggregate amount of such payroll deductions shall not be less than $25.00 per month, and shall not be more than $10,625.00 (85% of $12,500.00) per Offering Period, pro-rated equally over the number of pay days applicable to a Participant during each such Offering Period. Deductions for Plan purposes will not be withheld from compensation amounts, such as annual bonus or gain sharing payments, that are not part of a Participant’s normal and recurring compensation each payday.

7.2         Payroll deductions for a Participant shall commence on the first pay day on or after the Grant Date of the applicable Offering Period and shall continue until the termination date of the Plan, unless participation in the Plan is sooner terminated as provided in Section 10, the deduction amount is increased or decreased by the Participant as provided in Section 7.4, deductions are suspended as provided in Section 7.4 or the Offering Period is adjusted by the Committee as provided in Section 5. Except for a Participant’s rights to change the amount of, suspend or discontinue deductions pursuant to Sections 7.4 and 10, the same deduction amount shall be utilized for each pay day during subsequent Offering Periods, whether or not the Participant’s compensation level increases or decreases. If the pay period of any Participant changes, such as from weekly to semi-monthly, an appropriate adjustment shall be made to the deduction amount for each pay day corresponding to the new pay period, if necessary, so as to ensure the deduction of the proper amount as specified by the Participant in his or her enrollment form for that Offering Period.

7.3         All payroll deductions authorized by a Participant shall be credited to the Participant’s Contribution Account. A Participant may not make any separate cash payment or contribution to such Contribution Account. Contribution Accounts shall be solely for bookkeeping purposes, and no separate fund or trust shall be established for payroll deductions. Until utilized to purchase shares of Common Stock, funds from payroll deductions shall be held as part of the Employers’ general assets, and the Employers shall not be obligated to segregate such funds. No interest shall accrue on a Participant’s payroll deductions under the Plan.

7.4         No increases or decreases in the amount of payroll deductions for a Participant may be made during an Offering Period. A Participant may increase or decrease the amount of his or her payroll deductions under the Plan, or may suspend such payroll deductions, for subsequent Offering Periods by completing a change form and filing it with the Company’s Human Resources Department not later than the last business day of the month immediately preceding the Grant Date for the Offering Period as of which such increase, decrease or suspension is to be effective.

7.5         Payroll deductions which are authorized by Participants who are paid other than in U.S. currency shall be withheld in Contribution Accounts in the country in which such Participant is employed until exercise of an option granted hereunder. Upon exercise of the option granted to such Participant, the amount so withheld shall be converted into U.S. dollars on the basis of the rate of exchange published in The Wall Street Journal for such currency into U.S. dollars as of the business day immediately preceding the Ending Date for such Offering Period. The purchase price shall thereupon be paid to the Company in U.S. dollars following such conversion, the extent to which the Participant may exercise an option therefore being dependent, in part, upon the applicable rate of currency exchange. If, as a result of fluctuations in the exchange rate between the U.S. dollar and a foreign currency during an Offering Period, a Participant who is paid in such foreign currency has less than the minimum permitted amount deducted during an Offering Period, the amount deducted will, nevertheless, be used to purchase Common Stock in accordance with the Plan.

8.         Grant of Option.

8.1         Subject to Section 8.2, on each Grant Date, each eligible Employee who is then a Participant shall be granted (by operation of the Plan) an option to purchase the number of whole and fractional shares (computed to the fourth decimal place) of Common Stock equal to the lesser of (a) the amount determined by dividing the amount of payroll deductions credited to his or her Contribution Account during the Offering Period beginning on such Grant Date by the Purchase Price specified in the following sentence, or (b) the amount determined by dividing $12,500.00 by the Fair Market Value of one share of Common Stock on the applicable Grant Date. The purchase price per share of such shares (the “Purchase Price”) shall be the lesser of (i) 85% of the Fair Market Value of one share of Common Stock on the applicable Grant Date, or (ii) 85% of the Fair Market Value of one share of Common Stock on the applicable Ending Date.

8.2    Despite any provisions of the Plan that may provide or suggest otherwise:

(a)

no Employee shall be granted an option under the Plan to the extent that immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock that would in the aggregate represent 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary;

(b)

no Employee shall be granted an option under the Plan to the extent that the Employee’s rights to purchase shares of Common Stock under all “employee stock purchase plans” (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries would accrue (i.e., become exercisable) at a rate that exceeds $25,000 of Fair Market Value of such shares of Common Stock (determined at the time such option is granted, which is the Grant Date) for each calendar year in which such option is outstanding at any time; or

(c)	no Participant may purchase more than 15,000 shares of Common Stock under the Plan in any given Offering Period.

9.         Exercise of Option.

9.1    Unless a Participant withdraws from the Plan pursuant to Section 10, his or her option for the purchase of shares of Common Stock granted for an Offering Period will be exercised automatically and in full at the applicable Purchase Price as soon as practicable following the Ending Date of such Offering Period. If the full amount credited to a Participant’s Contribution Account during an Offering Period is not required to exercise such Participant’s option for that Offering Period in full (due to the applicability of clause (b) of Section 8.1 and/or fluctuations in the exchange rate between the U.S. dollar and the foreign currency in which such Participant is paid), the amount not required to exercise such option shall promptly be refunded to the Participant following the Ending Date of such Offering Period.

9.2         No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to an option under the Plan until such option has been exercised and the shares of Common Stock purchased, at which point such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to shares purchased under the Plan. During his or her lifetime, a Participant’s option to purchase shares of Common Stock under the Plan is exercisable only by the Participant.

9.3         Shares of Common Stock purchased pursuant to the exercise of options hereunder shall be held in Share Accounts maintained for and in the name of each Participant by the Agent, such Agent or its nominee to be the record holder of such shares for the benefit of the Participant. The Agent shall provide each Participant with a quarterly statement of his or her Share Account.

9.4         Dividends paid with respect to shares credited to each Share Account will be themselves credited to such Account and, if paid in cash, will automatically be reinvested in whole and fractional shares of Common Stock.

9.5         A Participant may request that the Agent cause a stock certificate representing some or all of the number of whole shares of Common Stock credited to the Participant’s Share Account be issued in the name of the Participant. The Agent shall cause such certificate to be issued as soon as practicable after its receipt of such request and the payment by the Participant of any applicable issuance fees. From and after the date of the issuance of any such certificate, the number of shares credited to the Participant’s Share Account shall be reduced by the number of shares represented by such certificate, and the Participant shall thereafter be the record holder of the shares represented by such certificate.

10.         Withdrawal; Termination of Employment.

10.1         A Participant may terminate his or her participation in the Plan and withdraw all, but not less than all, of the payroll deductions credited to his or her Contribution Account under the Plan at any time on or before the last business day of an Offering Period by giving written notice to the Company. Such notice shall (a) state that the Participant wishes to terminate participation in the Plan, (b) specify the withdrawal date, and (c) request the withdrawal of all of the Participant’s payroll deductions held under the Plan. All of the Participant’s payroll deductions credited to his or her Contribution Account will be paid to the Participant as soon as practicable after the withdrawal date specified in the notice of withdrawal (or, if no such date is specified, as soon as practicable after receipt of the notice of withdrawal), the Participant’s option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering Period or for any subsequent Offering Period, except pursuant to a re-enrollment in the Plan as provided in Section 10.2.

10.2    If a Participant’s suspension of payroll deductions under the Plan pursuant to Section 7.4 continues for four consecutive Offering Periods, such suspension shall be deemed an election by the Participant to terminate his or her participation in the Plan, and such termination shall be effective as of the Ending Date of the second consecutive Offering Period during which no payroll deductions occurred. If, for any reason, a Participant’s net pay after withholding taxes and other applicable deductions not related to the Plan (such as for health and welfare benefits) each pay day becomes less than the amount the Participant has designated be deducted each pay day for contribution to the Plan, such occurrence shall be deemed an election by the Participant to terminate his or her participation in the Plan, and such termination shall be effective immediately. Following such termination, all of the Participant’s payroll deductions credited to his or her Contribution Account will be paid to the Participant as soon as practicable, the Participant’s option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering Period or for any subsequent Offering Period, except pursuant to a re-enrollment in the Plan as provided in Section 10.4.

10.3    Upon termination of a Participant’s employment with the Employer for any reason, including retirement or death, his or her participation in the Plan will automatically cease and the payroll deductions accumulated in his or her Contribution Account will be returned to the Participant as soon as practicable after such employment termination or, in the case of death, to the person or persons entitled thereto under Section 12 below, and the Participant’s option for the current Offering Period will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant’s last date of actual employment and shall not include any period during which such Participant receives any severance payments.

10.4    A Participant’s termination of participation in the Plan pursuant to Section 10.1 or 10.2 will not have any effect upon his or her eligibility to participate in a subsequent Offering Period by completing and filing a new enrollment form in accordance with Section 6 or in any similar plan that may hereafter be adopted by the Company.

11.         Stock Subject to the Plan.

11.1    The maximum number of shares of Common Stock that shall be reserved for sale under the Plan shall be 3,100,000 shares, subject to adjustment as provided in Sections 11.2 and 11.3. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued. If the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to Section 8 on any Ending Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in as uniform and equitable a manner as is practicable, as determined in the Committee’s sole discretion. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall return any excess funds accumulated in each Participant’s Contribution Account as soon as practicable after the Ending Date of such Offering Period.

11.2    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the Purchase Price of outstanding options.

11.3         Subject to the following provisions of this Section 11.3, if the Company is the surviving corporation in any reorganization, merger or consolidation with or involving one or more other corporations, each outstanding option under the Plan shall apply to the amount and kind of securities to which a holder of the number of shares of Common Stock subject to such option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price. If there is a (a) dissolution or liquidation of the Company, (b) merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, (c) sale of all or substantially all of the assets of the Company to another person or entity, or (d) transaction (including a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 50% of the combined voting power of all classes of stock of the Company, then the Plan and all options outstanding thereunder shall terminate, except as provided in the following sentence. If provision is made in writing in connection with such transaction for the continuation of the Plan and either the assumption of the options theretofore granted or the substitution for such options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), in either case with appropriate adjustments as to the number and kinds of shares and exercise prices, then the Plan shall continue in the manner and under the terms provided. If the Plan is terminated as provided in this Section 11.3, the current Offering Period shall be deemed to have ended on the last trading day prior to such termination, and the options of each Participant then outstanding shall be deemed to have been automatically exercised in accordance with Section 9.1 on such last trading day. The Committee shall cause written notice to be sent of an event that will result in such a termination to all Participants not later than the time the Company gives notice thereof to its shareholders. Adjustments under this Section 11.3 shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

12.    Designation of Beneficiary.

12.1    A Participant may file a written designation of a beneficiary who is to receive a cash refund of the amount, if any, from the Participant’s Contribution Account under the Plan in the event of such Participant’s death at a time when cash is held for his or her account. Disposition of shares of Common Stock in a Participant’s Share Account upon the Participant’s death shall be in accordance with the agreement governing the Share Account.

12.2         A designation of beneficiary pursuant to Section 12.1 may be changed by the Participant at any time by written notice. In the event of the death of a Participant in the absence of a valid designation of a beneficiary who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company in its discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.         No Right to Employment.

Nothing in the Plan will interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its subsidiaries.

14.         Rights As a Shareholder.

As a holder of an Option under the Plan, a Participant will have no rights as a shareholder unless and until such Option is exercised and the Participant becomes the holder of record of shares of Common Stock. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to Options as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its sole discretion.

15.         Transferability.

Neither payroll deductions credited to a Participant’s Contribution Account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.         Conditions of Sale.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Options granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

17.         Amendment or Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Options under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 423 of the Code or the rules of any stock exchange or similar regulatory body. Upon termination of the Plan, the Committee, in its sole discretion, may take any of the actions described in Section 5 of the Plan.

18.         Notices.

All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Senior Vice President & CFO of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19.         Effective Date.

This amendment and restatement of the Plan shall become effective on the date it is approved by the requisite vote of the Board, subject to approval by the Company’s shareholders.

20.         Miscellaneous.

The headings to sections of the Plan have been included for convenience of reference only. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas. References in the Plan to “$” or “dollars” shall be deemed to refer to United States dollars unless the context clearly indicates otherwise.

APPENDIX C

CERTIFICATE OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF RUSH ENTERPRISES, INC.

In accordance with Sections 3.053 and 21.364 of the Texas Business Organizations Code, Rush Enterprises, Inc., a Texas corporation, hereby adopts the following Certificate of Amendment to its Restated Articles of Incorporation.

Entity Information

The name of the corporation is Rush Enterprises, Inc., a for-profit corporation (the “Company”). The file number issued to the Company by the Secretary of State of the State of Texas is 0021125600. The date of formation of the Company was March 3, 1965.

Amendment

ARTICLE IV of the Company’s Restated Articles of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

The total number of shares of all classes of stock which the corporation shall be authorized to issue is 126,000,0001 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 105,000,000 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 20,000,0002 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).

Statement of Approval

The amendment to the Restated Articles of Incorporation of the Company has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Company.

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: [  ], 2023.

RUSH ENTERPRISES, INC.

By: /s/
Name: Michael L. Goldstone
Title: Senior Vice President, General Counsel and Corporate Secretary

[1] Please note that if the Class A Amendment and the Class B Amendment are each approved by the requisite votes of the Company’s shareholders, this number will be revised to 141,000,000.

[2] Please note that if the Class A Amendment and the Class B Amendment are each approved by the requisite votes of the Company’s shareholders, this number will be revised to 35,000,000.

C-1

APPENDIX D

CERTIFICATE OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF RUSH ENTERPRISES, INC.

In accordance with Sections 3.053 and 21.364 of the Texas Business Organizations Code, Rush Enterprises, Inc., a Texas corporation, hereby adopts the following Certificate of Amendment to its Restated Articles of Incorporation.

Entity Information

The name of the corporation is Rush Enterprises, Inc., a for-profit corporation (the “Company”). The file number issued to the Company by the Secretary of State of the State of Texas is 0021125600. The date of formation of the Company was March 3, 1965.

Amendment

ARTICLE IV of the Company’s Restated Articles of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

The total number of shares of all classes of stock which the corporation shall be authorized to issue is 96,000,000 shares1, divided into the following:  (i) 1,000,000 shares of preferred stock, of the par value $.01 per share (“Preferred Stock”), (ii) 60,000,0002 shares of Class A Common Stock, of the par value $.01 per share (“Class A Common Stock”) and (iii) 35,000,000 shares of Class B Common Stock, of the par value $.01 per share (“Class B Common Stock”).

Statement of Approval

The amendment to the Restated Articles of Incorporation of the Company has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Company.

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: [            ], 2023.

RUSH ENTERPRISES, INC. By: /s/ ---------------------------- Name: Michael L. Goldstone Title: Senior Vice President, General Counsel and Corporate Secretary

1 Please note that if the Class A Amendment and the Class B Amendment are each approved by the requisite votes of the Company’s shareholders, this number will be revised to 141,000,000;

2 Please note that if the Class A Amendment and the Class B Amendment are each approved by the requisite votes of the Company’s shareholders, this number will be revised to 105,000,000;

D-1

RUSH ENTERPRISES

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [ ], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [ ], 2023. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12810-P90694 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUSH ENTERPRISES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. M. Rusty Rush
02) Thomas A. Akin
03) Raymond J. Chess
04) William H. Cary
05) Dr. Kennon H. Guglielmo
06) Elaine Mendoza
07) Troy A. Clarke

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

The Board of Directors recommends you vote 3 YEARS on proposal 7.

	1 Year	2 Years	3 Years	Abstain
7. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 8.

NOTE: In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V12811-P90694

RUSH ENTERPRISES, INC.
Annual Meeting of Shareholders
[ ] [ ]
This Proxy is solicited by the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Michael Goldstone, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on [ ], at [ ]., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR approval of the amendment and restatement of the 2007 Long-Term Incentive Plan in Proposal 2, FOR approval of the amendment and restatement of the 2004 Employee Stock Purchase Plan in Proposal 3, FOR approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock from 60,000,000 to 105,000,000 in Proposal 4, FOR approval of the Certificate of Amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Class B Common Stock from 20,000,000 to 35,000,000 in Proposal 5, FOR approval of executive compensation in Proposal 6, 3 YEARS for the frequency of future advisory votes on executive compensation in Proposal 7 and FOR ratification of the appointment of Ernst & Young LLP in Proposal 8.

Continued and to be signed on reverse side